    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 27, 1999


                                                   REGISTRATION NO. 333-91957
-----------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                (AMENDMENT NO. 1)

                                  NEXMED, INC.
                 (Name of small business issuer in its charter)


            NEVADA                          2834                 87-0449967
   (State or jurisdiction of    (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization)  Classification Code Number)  Identification No.)


                             350 CORPORATE BOULEVARD
                         ROBBINSVILLE, NEW JERSEY 08691
                                 (609) 208-9688
          (Address and telephone number of principal executive offices)

                                  VIVIAN H. LIU
                             350 CORPORATE BOULEVARD
                         ROBBINSVILLE, NEW JERSEY 08691
                                 (609) 208-1623
                           (609) 208-1868 (FACSIMILE)
            (Name, address and telephone number of agent for service)

                                   COPIES TO:

                              SELIG D. SACKS, ESQ.
                        PRYOR CASHMAN SHERMAN & FLYNN LLP
                                 410 PARK AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 421-4100
                           (212) 326-0806 (FACSIMILE)

         APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC As soon as possible after the Registration Statement becomes effective.

                                   ----------

If this Form is filed to register additional securities for an offering pursuant to RULE 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________________________________________________

If this Form is a post-effective amendment filed pursuant to RULE 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________________________________________________

If this Form is a post-effective amendment filed pursuant to RULE 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________________________________________________

If delivery of the prospectus is expected to be made pursuant to RULE 434, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE


                          Dollar                            Proposed
                          Amount     Proposed Maximum        Maximum        Amount of
   Title of Shares to      to be      Offering Price       Aggregate       Registration
     be Registered      Registered      Per Share *     Offering Price *       Fee
---------------------------------------------------------------------------------------
our common stock        10,657,478        $4.125         $43,962,096.75     $11,616.00
($0.001 par value)


* Estimated solely for the purpose of calculating the registration fee and computed in accordance with Rule 457(c) under the Securities Act of 1933, upon the basis of the average of the high and low prices reported in the consolidated reporting system as of November 30, 1999.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
     SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(a) MAY DETERMINE.

                                  NEXMED, INC.

              CROSS REFERENCE SHEET SHOWING LOCATION IN PROSPECTUS
                      OF INFORMATION REQUIRED BY FORM SB-2


FORM SB-2 ITEM                                                      PROSPECTUS CAPTION
                                                                    ------------------

PART I


 1.     Front of Registration Statement and Outside Front Cover
        of Prospectus...............................................  Cover Page; Outside Front Page of Prospectus
 2.     Inside Front and Outside Back Cover Pages of
        Prospectus..................................................  Inside Front and Outside Back Cover Pages of Prospectus
 3.     Summary Information and Risk Factors........................  Risk Factors
 4.     Use of Proceeds.............................................  Use of Proceeds
 5.     Determination of Offering Price.............................  Prospectus; Risk Factors
 6.     Selling Security Holders....................................  Selling Shareholders
 7.     Plan of Distribution........................................  Plan of Distribution
 8.     Legal Proceedings...........................................  Legal Proceedings
 9.     Directors, Executive Officers, Promoters and Control
        Persons.....................................................  Directors and Executive Officers
10.     Security Ownership of Certain Beneficial Owners and
        Management..................................................  Security Ownership of Certain Beneficial Owners and Management
11.     Description of Securities...................................  Description of Securities
12.     Interest of Named Experts and Counsel.......................  Legal Matters; Experts
13.     Disclosure of Commission Position on Indemnification for
        Securities Act Liabilities..................................  Indemnification for Securities Act Liabilities
14.     Organization Within Last Five Years.........................  Not Applicable
15.     Description of Business.....................................  Our Business
16.     Management's Discussion and Analysis or Plan of Operation...  Management's Discussion and Analysis or Plan of Operation
17.     Description of Property.....................................  Our Properties
18.     Certain Relationships and Related Transactions..............  Certain Relationships and Related Transactions
19.     Market for Common Equity and Related Stockholder Matters....  Market for Common Equity and Related Shareholder Matters
20.     Executive Compensation......................................  Executive Compensation
21.     Financial Statements........................................  Financial Statements
22.     Changes In and Disagreements with Accountants on
        Accounting and Financial Disclosure.........................  Not Applicable

PART II

23.     Indemnification of Directors and Officers...................  Indemnification of Directors and Officers
24.     Other Expenses of Issuance and Distribution.................  Other Expenses of Issuance and Distribution
25.     Recent Sales of Unregistered Securities.....................  Recent Sales of Unregistered Securities
26.     Exhibits....................................................  Exhibits
27.     Undertakings................................................  Undertakings


                                   PROSPECTUS

                                  NEXMED, INC.

                                10,657,478 SHARES
                                  COMMON STOCK

     We, NexMed, Inc., a Nevada corporation, are a development stage medical and pharmaceutical technology company with a focus on developing and commercializing therapeutic products based upon proprietary delivery systems. The persons listed as our selling shareholders in this prospectus are offering and selling up to 10,657,478 shares of our common stock. 16,032,122 shares of our common stock are currently issued and 2,835,826 of the shares are issuable to our selling shareholders pursuant to the terms of certain of our outstanding warrants. Although we will receive the exercise price of any warrants exercised by selling shareholders, all net proceeds from the sale of the shares of common stock offered by this prospectus will go to the selling shareholders. We will not receive any proceeds from such sales.

     The selling shareholders may offer their shares of common stock through public or private transactions, in the over-the-counter markets, on any exchanges on which our common stock is traded at the time of sale, at prevailing market prices or at privately negotiated prices. The selling shareholders may engage brokers or dealers who may receive commissions or discounts from the selling shareholders. We will pay substantially all of the expenses incident to the registration of such shares, except for the selling commissions.


     Our common stock is traded on the over-the-counter bulletin board under the ticker symbol "NEXM." The closing price of our common stock on December 23, 1999, was $4.00 per share.



     THE SHARES OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 2, IN DETERMINING WHETHER TO PURCHASE SHARES OF OUR COMMON STOCK.


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                The date of this prospectus is December __, 1999

     We have not authorized any person to give any information or to make any representations other than those contained or incorporated by reference in this prospectus, and, if given or made, you must not rely upon such information or representations as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus or an offer to sell or the solicitation to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made under this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained or incorporated by reference in this prospectus is correct as of any time subsequent to the date of such information.

                                TABLE OF CONTENTS


                                                                         Page
                                                                         ----
Available Information...................................................  1
Forward Looking Statements..............................................  1
Risk Factors............................................................  2
Use of Proceeds.........................................................  8
Selling Shareholders....................................................  8
Plan of Distribution.................................................... 11
Legal Proceedings....................................................... 13
Directors and Executive Officers........................................ 14
Security Ownership of Certain Beneficial Owners and Management.......... 15
Description of Securities to Be Registered.............................. 17
Legal Matters........................................................... 18
Experts................................................................. 18
Indenification for Securities Act Liabilities........................... 18
Our Business............................................................ 19
Management's Discussion and Analysis or Plan of Operation............... 29
Our Properties.......................................................... 35
Certain Relationships and Related Transactions.......................... 35
Market for Common Equity and Related Shareholder Matters................ 35
Executive Compensation.................................................. 36
Index to Financial Statements............................................40


                              AVAILABLE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. We have an internet website address at http:/www.nexmed.com. You may read and copy any document we file at the Securities and Exchange Commission's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-732-0330 for further information on the operation of such public reference room. You also can request copies of such documents, upon payment of a duplicating fee, by writing to the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 or obtain copies of such documents from the Securities and Exchange Commission's web site at http://www.sec.gov.

     You may request a copy of our filings (including exhibits to such filings), at no cost, by writing or telephoning our principal executive offices at the following address:

                                  NexMed, Inc.,
                             350 Corporate Boulevard
                         Robbinsville, New Jersey 08691
                          Attention: Ms. Vivian H. Liu.
                                 (609) 208-1623

     You should rely only on the information provided or incorporated by reference in this prospectus or any related supplement. We have not authorized anyone else to provide you with different information. The selling shareholders will not make an offer of these shares in any state that prohibits such an offer. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the cover page of such documents.

     ALL REFERENCES IN THIS PROSPECTUS TO "WE," "US," OR "OUR" INCLUDE NEXMED,INC., A NEVADA CORPORATION, AND ANY SUBSIDIARIES OR OTHER ENTITIES THAT WE OWN OR CONTROL. ALL REFERENCES IN THIS PROSPECTUS TO "COMMON STOCK" REFER TO OUR COMMON STOCK, PAR VALUE $.001 PER SHARE. ALL REFERENCES IN THIS PROSPECTUS TO "WARRANTS," REFER TO THE SERIES OF WARRANTS TO PURCHASE COMMON STOCK PURCHASED BY THE SELLING SHAREHOLDERS TOGETHER WITH THE COMMON STOCK.

                           FORWARD LOOKING STATEMENTS

     Certain statements in this prospectus discuss future expectations and plans which are considered forward-looking statements as defined by section 27(a) of the Securities Act of 1933, section 21(e) of the Securities Exchange Act of 1934, and as the term has been defined in the Private Securities Litigation Reform Act of 1995. Sentences which incorporate words such as "believes," "intends," "expects," "predicts," "may," "will," "should," "contemplates," "anticipates," or similar statements are based on our beliefs and expectations using the most current information available to us. However, these statements involve risks and uncertainties and are subject to change at any time which can cause actual results to differ materially from the results discussed in such statements.

                                  RISK FACTORS

     The securities offered hereby are speculative and involve a high degree of risk only those persons who are able to lose their entire investment should purchase these securities. You should carefully consider the following risk factors and other information in this prospectus before deciding to invest in our common stock.


     WE HAVE INCURRED AND WILL CONTINUE TO INCUR OPERATING LOSSES AND WE MAY BE UNABLE TO OPERATE AS A GOING CONCERN. Our current business operations began in 1994 and we have a limited operating history. We may encounter delays, uncertainties and complications typically encountered by newly found businesses. We have not marketed or generated revenues from our products under development. We are not profitable and have incurred significant operating losses since our inception, and we have an accumulated deficit of $15,228,128 at September 30, 1999. Even if we eventually generate revenues from sales of our products currently under development, we expect to incur significant operating losses over the next several years. Our ability to become profitable will depend on our
(1) development of our proposed products, (2) obtainment of regulatory approvals of our proposed products and (3) success in manufacturing, distributing and marketing our proposed products. Our independent accountants have included an explanatory paragraph stating that our financial statements have been prepared assuming that we will continue as a going concern and that we have suffered recurring losses from operations and have a working capital deficiency which cause substantial doubt as to our ability to do so.



     OUR PROPOSED PRODUCTS ARE IN THE EARLY STAGE OF DEVELOPMENT AND MAY FAIL. We do not currently sell any proprietary products and do not expect to have any products commercially available for several years. Our proposed products, including products utilizing the NexACT(R) technology and the Viratrol(R) device, are in an early stage of development and require (1) additional research and development, (2) preclinical studies, (3) clinical testing, (4) regulatory approval, and (5) additional investment prior to their commercialization. Our proposed products are subject to the risks of failure associated with the establishment and development of products based upon innovative or novel technologies. Among these risks are the following:


     -    research and development activities we fund may not be successful;

     - our products under development may not prove to be safe and effective;

     -    we may not complete our preclinical or clinical development work;

     - we may not obtain FDA or foreign regulatory approvals of our products;

     -    our products may not be commercially viable or successfully marketed.

     - third parties may hold proprietary rights that could preclude us from marketing our products; and

     - we may never achieve significant revenues from our products under development even if the FDA or foreign authorities approve them.

     OUR FAILURE TO RECEIVE GOVERNMENTAL APPROVALS FOR OUR PROPOSED PRODUCTS ON A TIMELY BASIS, OR EVER, COULD DAMAGE OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF

OPERATIONS. Governmental authorities in the United States and other countries heavily regulate the testing, manufacture, labeling, distribution, advertising and marketing of our proposed products. None of our products under development have been approved for marketing in the United States or elsewhere. Before we market any pharmaceutical products we develop or license, we must obtain FDA and comparable foreign agency approval through an extensive approval process. This process includes costly and time-consuming procedures to establish product safety and effectiveness, including the following:

     -    lengthy and detailed preclinical studies;

     -    clinical trials;

     -    sampling activities;

     -    testing and questions by the FDA and comparable foreign agencies; and

     - confirmation by the FDA and comparable foreign agencies that good laboratory, clinical and manufacturing practices were maintained during testing and manufacturing.

Our failure to obtain requisite governmental approvals timely or at all or our failure to obtain approvals of the scope requested will delay or preclude us from licensing or marketing our products or limit the commercial use of our products, which could adversely affect our business, financial condition and results of operations.

     VARIATIONS OF FOREIGN REQUIREMENTS COULD DELAY OUR INTRODUCTION OF PRODUCTS INTO COUNTRIES OUTSIDE THE UNITED STATES AND LIMIT OUR MARKETING SCOPE. If we sell our products outside the United States, we will be subject to foreign regulatory requirements governing the conduct of clinical trials, product licensing, pricing and reimbursements. These requirements vary widely from country to country. Our failure to meet each foreign country's requirements could delay our introduction of our proposed products in the respective foreign country and limit our revenues from sales of our proposed products in foreign markets.

     OUR FAILURE TO COMPLY WITH REGULATORY REQUIREMENTS COULD SUBJECT US TO REGULATORY OR ENFORCEMENT ACTIONS. Even if we obtain regulatory approvals, the FDA and comparable foreign agencies continually review and regulate marketed products. A later discovery of previously unknown problems or our failure to comply with the applicable regulatory requirements could subject us to regulatory or judicial enforcement actions. These actions could result in the following:

     -    recalls or seizures of our proposed products,

     -    restrictions on marketing of our proposed products,

     - regulatory authorities' refusal to approve new products or withdrawal of existing approvals,

     -    enhanced product liability exposure,

     -    injunctions,

     -    civil penalties, or

     -    criminal prosecution.

     WE NEED, BUT MAY BE UNABLE, TO RAISE ADDITIONAL FUNDS TO CONTINUE OUR OPERATIONS. We need substantial additional funding to research and further develop our proposed products and to manufacture and market any of our products that may be approved by the FDA or foreign regulatory agencies. Our cash requirements may vary depending on the following:

     -    the progress of our research and development programs,

     -    results of our clinical studies,

     -    the timing of our regulatory submissions, and

     - our acquisition of additional proprietary pharmaceutical technologies and their requisite research and development programs.

Although we expect to raise more funds through joint ventures and/or additional debt or equity financing, we have not made arrangements and may not be able to obtain additional financing on acceptable terms, or at all. If we cannot obtain additional financing, we may need to modify our business objectives or reduce or cease certain or all of our product development programs and other operations. As a result, you could lose much or all of your investment.

     WE DEPEND ON PATENTS, LICENSES AND PROPRIETARY RIGHTS TO PROTECT US AGAINST COMPETITORS. We will seek proprietary protection for our medical and pharmaceutical products to prevent others from commercializing equivalent products in substantially less time and at substantially lower expense. Our success depends on our ability to (1) obtain effective patent protection for our proprietary technologies and products, (2) defend patents we own, (3) preserve our trade secrets and (4) operate without infringing upon the proprietary rights of others.

     PATENTS, LICENSES AND OTHER PROPRIETARY RIGHTS MAY NOT FULLY PROTECT US. Our patent position in the United States and other countries is highly uncertain and involves complex legal and factual questions. No consistent policy addresses the breadth of claims allowed in or the degree of protection afforded under patents of medical and pharmaceutical companies. Patents we currently own or may obtain might not be sufficiently broad to protect us against competitors with similar technology. Any of our patents could infringe upon the claims of third-party patents or be invalidated or circumvented.


     OUR PATENT APPLICATIONS MAY NOT BE APPROVED ON A TIMELY BASIS OR EVER. The patent application and issuance process takes several months, if not years, and may be expensive. We might not obtain patents for NexACT(R) or Viratrol(R) or other technology or products that we may develop. In addition, we do not have and may never obtain international patents covering all of the claims of our U.S. patents.


     OUR COMMERCIAL SUCCESS DEPENDS UPON OUR AVOIDANCE OF INFRINGEMENT OF PATENTS ISSUED TO COMPETITORS. Because a United States pending patent application is confidential, we cannot know the inventions claimed in pending patent applications filed by third parties. We may need to defend or enforce our patent and license rights or determine the scope and validity of the proprietary rights of others through litigation. Defense and enforcement of patent claims may be expensive and time-consuming, even when the outcome is in our favor. Defense and enforcement actions may use substantial resources originally allocated to other activities. In the event of an unfavorable outcome, we may be required to:

     -    assume significant liabilities to third parties,

     -    obtain licenses from third parties,

     -    alter our products or processes, or

     - cease altogether any of our related research and development activities or product sales.

     WE RELY ON AGREEMENTS WITH THIRD PARTIES TO PROTECT OUR RIGHTS TO CERTAIN TECHNOLOGY. We may encounter disputes regarding the proprietary rights to technological information that employees, consultants, advisors or other third parties independently develop and apply to any of our proposed products. These disputes might not be resolved in our favor. We may also rely on trade secrets and proprietary know-how that may become known to others despite our efforts to keep them confidential. Although we seek to protect our trade secrets and proprietary know-how in part by our confidentiality agreements with employees, consultants, advisors or others, these parties may breach their agreements and we might not obtain adequate remedies. Similarly, competitors may discover or independently develop our trade secrets or proprietary know-how in such a manner that we have no legal recourse.

     WE DO NOT HAVE MANUFACTURING CAPABILITY AND WILL DEPEND ON THIRD-PARTY MANUFACTURERS. We do not own a manufacturing facility and will rely on outside manufacturers to produce our proposed products. To be successful, manufacturers must produce our products in commercial quantities at acceptable costs and in compliance with regulatory requirements of the FDA or comparable foreign agencies. The FDA periodically inspects manufacturing facilities within the United States and manufacturing facilities outside the United States whose drugs are marketed in the United States. Failure of third-party suppliers or manufacturers of our proposed products to meet good manufacturing practice standards and comply with FDA or foreign regulatory requirements would adversely affect our business, financial condition and results of operations.


     WE LACK MARKETING AND DISTRIBUTION EXPERTISE AND WILL DEPEND ON THIRD PARTIES TO MARKET AND DISTRIBUTE OUR PRODUCTS. We will need to devote substantial marketing efforts to achieve market acceptance for products based on the NexACT(R) technology, the Viratrol(R) device and any of our other proposed products. We will need to spend significant funds to inform potential customers, including third-party distributors, of the distinctive characteristics and benefits of our products. Our operating results and long term success will depend on our ability to establish (1) successful arrangements with domestic and international distributors and marketing partners and (2) an effective internal marketing organization. We currently have no sales force or marketing organization and will need, but may be unable, to attract and retain qualified or experienced marketing and sales personnel.


     HEALTHCARE REFORM MAY CAUSE UNCERTAINTY OF PRODUCT PRICING AND
REIMBURSEMENT.

Reduction of healthcare costs may reduce revenues and profitability of our medical and pharmaceutical technology products. In certain foreign markets, pricing or profitability of prescription pharmaceuticals is subject to government control. In the United States, federal and state agencies have proposed similar governmental control and the United States Congress has recently considered legislative and regulatory reforms that may affect companies engaged in the healthcare industry. Pricing constraints on our products in foreign markets and possibly the United States, could adversely effect our business. Successful commercialization of our products will depend on the availability of reimbursement to the consumer from third-party healthcare payers, such as government and private insurance plans. Even if we succeed in bringing one or more products to market, reimbursement to consumers may not be available or sufficient to allow us to realize an appropriate return on our investment and product development or sell our products on a competitive basis.

     WE DEPEND ON KEY PERSONNEL AND CONSULTANTS WHOSE CONTINUED SERVICE IS NOT GUARANTEED. We depend on our officers and directors, Scientific Advisory Board members, consultants and collaborating scientists, including Y. Joseph Mo, Ph.D., Chairman of our Board of Directors, President and Chief Executive Officer; James L. Yeager, Ph.D., Vice President, Research and Development and Business Development, and director; and Vivian H. Liu, Vice President, Chief Financial Officer and Secretary. Loss of their services could adversely affect our business. We may not be able to attract and retain additional management or other key personnel capable of developing our proposed products.

     THE MEDICAL AND PHARMACEUTICAL INDUSTRY IS HIGHLY COMPETITIVE AND MANY OF OUR COMPETITORS HAVE GREATER FINANCIAL AND TECHNOLOGICAL RESOURCES. We are engaged in a highly competitive industry. We expect increased competition from numerous existing companies, including large international enterprises, and others entering the industry. Most of these companies have greater research and development, manufacturing, marketing, financial, technological, personnel and managerial resources. Acquisitions of competing companies by large pharmaceutical or healthcare companies could further enhance such competitors' financial, marketing and other resources. Competitors may complete clinical trials, obtain regulatory approvals and commence commercial sales of their products before we could enjoy a significant competitive advantage. Products developed by our competitors may be more effective than our products.


     Certain treatments for ED, such as needle injection therapy, vacuum constriction devices, penile implants, transurethral absorption and oral medications, currently exist, have been approved for sale in certain markets and are being improved. Currently known products for the treatment of ED developed or under development by our competitors include the following: (1) Caverject(R), Pharmacia & Upjohn Company's needle injection therapy; (2) Viagra(R), Pfizer, Inc.'s product to treat ED that was approved by the FDA in March 1998 and has exceeded one billion dollar in sales since its introduction; and (3) MUSE(R), Vivus, Inc.'s device for intra-urethral delivery of a suppository containing alprostadil have each been approved for sale in the U.S. and several international markets . In addition, the following products are currently under development: (1) Topiglan(R), a topical treatment based on a proprietary drug delivery system under development by Macrochem Inc.; (2) Vasomax(R), an oral medication to be marketed through a collaborative effort of Zonagen, Inc. and Schering Plough Pharmaceuticals; and (3) IC351, an oral formulation under development by the joint venture among ICOS and Eli Lilly & Co.

     WE DO NOT MAINTAIN PRODUCT LIABILITY INSURANCE AND A CLAIM AGAINST US COULD ADVERSELY EFFECT OUR BUSINESS. Adverse effects on consumers of our proposed products from the use or misuse of pharmaceutical products manufactured or licensed for manufacture by us could expose us to product liability claims. We do not carry product liability insurance and have not had any discussions with insurance underwriters. Although we intend to obtain product liability insurance coverage before commercialization of our proposed products, we may not be able to obtain adequate insurance coverage at an acceptable cost, if at all. Even if we obtain insurance coverage, a product liability claim could adversely affect our business, financial condition and results of operations.

     WE DO NOT EXPECT TO PAY DIVIDENDS ON OUR COMMON STOCK IN THE FORESEEABLE FUTURE. Although our shareholders may receive dividends if, as and when declared by our board of directors, we do not intend to pay dividends on our common stock in the foreseeable future. Therefore, you should not purchase our common stock if you need immediate or future income by way of dividends from your investment.


     WE MAY ISSUE ADDITIONAL SHARES OF OUR CAPITAL STOCK THAT COULD DILUTE THE VALUE OF YOUR SHARES OF COMMON STOCK. We are authorized to issue 50,000,000 shares of our capital stock, consisting of 40,000,000 shares of our common stock and 10,000,000 shares of our preferred stock. At December 23, 1999, 16,032,122 shares of our common stock and no shares of our preferred stock were issued and outstanding, 7,637,758 shares of our common stock are immediately issuable upon the exercise of immediately exercisable options and/or warrants. We may issue authorized and unissued shares of common or preferred stock that could dilute the earnings per share and book value of your shares of our common stock.


     WE MAY NEED BUT BE UNABLE TO ATTRACT AND RETAIN A CORPORATE PARTNER TO DEVELOP OUR PRODUCTS. We do not currently have a corporate partner relationship with respect to any of our technologies or potential products. Given the high cost of funding clinical trials and bringing a proposed product through the governmental approval process to the commercial market, successful development and commercialization of our technologies and products may depend largely on our ability to establish one or more corporate partner relationships. We may not be able to establish these relationships on favorable terms, if at all.

     POTENTIAL DISRUPTION IN OPERATIONS DUE TO YEAR 2000 PROBLEMS. Based on our internal assessment, we believe that the most likely worst case scenario would involve our suppliers. We have not determined the extent, or completed, activities to minimize the risk of the computer systems of our suppliers not being Year 2000 compliant, or not becoming compliant on a timely basis. Year 2000 problems could prevent any of our suppliers from timely delivery of products or services that we need. We currently believe that our costs to address the Year 2000 issue relating to our suppliers will not be material. To the extent practical, we believe we have identified alternative suppliers in the event our preferred suppliers cannot deliver products or services that we need on a timely basis.

                                 USE OF PROCEEDS

     We are registering the shares of common stock offered by this prospectus for the account of the selling shareholders identified in the section of this prospectus entitled "Selling Shareholders." Although we will receive the exercise price of any warrants exercised by the selling shareholders, all of the net proceeds from the sale of the common stock will go to the selling shareholders who offer and sell their shares of such stock. We will not receive any part of the proceeds from the sale of such shares.

                              SELLING SHAREHOLDERS

     The selling shareholders are persons listed in the table below who own our common stock and warrants which they may exercise to obtain additional shares of our common stock. We are registering for the 52 selling shareholders an aggregate of 10,657,478 shares of common stock.


     The following table sets forth, as of November 30, 1999, (1) the name of each selling shareholder, (2) the number of shares of our common stock beneficially owned by each selling shareholder, including the number of shares purchasable upon exercise of their warrants, (3) the maximum number of shares of common stock which the selling shareholders can sell pursuant to this prospectus and (4) the number of shares of common stock underlying units that the selling shareholders would own if they sold all their shares registered by this prospectus. Each selling shareholder will receive all of the net proceeds from the sale of his or her shares of common stock offered by this prospectus.


     This offering will not affect the number of shares of common stock outstanding or the number of shares or percentage of ownership which persons, other than the selling shareholders, own. Because the selling shareholders may sell all or part of their shares of common stock pursuant to this prospectus and this offering is not being underwritten on a firm commitment basis, we cannot estimate the number and percentage of shares of common stock that the selling stockholders will hold at the end of the offering covered by this prospectus.

                            THE SELLING SHAREHOLDERS


                                                                            Number of
                                                             Number of       Shares
                                                             Shares of       of our
                                                            our common    common stock    Number of Shares
                                                            stock Held        To Be        of our common
                                                             Prior To      Registered          stock
                                                               This         by This      To Be Owned After
   Name                                                     Offering(1)    Prospectus    This Offering (2)
  ------                                                    -----------   ------------   -----------------
    Active Site Partners                                          49,998         49,998          0
    Aries Domestic Fund II L.P.                                   15,999         15,999          0
    Aries Domestic Fund, L.P.                                    300,000        300,000          0
    The Aries Master Fund                                        684,000        684,000          0
    Berg, Christopher H.Revocable Trust                          105,000        105,000          0
    Bestley Holdings Ltd.                                        150,000        150,000          0
    Chessen, Kevin                                                51,000         51,000          0
    Clarion Capital Corporation                                  249,999        249,999          0
    Clarion Offshore Fund                                        200,001        200,001          0
    Deephaven Opportunity Trading Fund LP                        249,000        249,000          0
    Duck, Charles, Jr.                                            61,500         60,000        1,500
    Engelberg, Claire                                             49,998         49,998          0
    Engleberg, Charles B.                                        613,232         60,000       553,232
    Feinstein, Dr. Herbert C.V.                                   60,000         60,000          0
    Feinstein, Jacob TTEE F/T Jacob & Gloria Feinstein           100,002        100,002          0
         Rev. Trust A DTD 9/18/92
    Fishbein, Allan and Anne                                     150,000        150,000          0
    Gaston, Richard                                               99,999         99,999          0
    Gaston, Robert                                                49,998         49,998          0
    Gelman, Marc A. and Ingrid E. Joint Tenants                   49,998         49,998          0
    Hase, Wong Yan Kit                                           150,000        150,000          0
    Hillsman, John                                                49,998         49,998          0
    Ho-Yue, Dr. Wan                                               30,000         30,000          0
    Hofung Holdings Ltd.                                         249,999        249,999          0
    Hung Kwong International Ltd.                                 52,500         52,500          0
    Jensen, C. James                                              48,000         48,000          0
    Koch, Robert L. & Pace, Cari L.                               49,998         49,998          0
         Rev. Trust U/A DDT 6/4/93
    Koffman Securities Ltd.                                      180,000        180,000          0
    Lee, Daniel T.C.                                              99,999         99,999          0
    Lee, Victor S.                                               450,000        450,000          0
    Marksman Partners LP                                         220,001        200,001       20,000
    McDermott, Bernard J., Jr.                                    99,000         99,000          0



                                                                            Number of
                                                             Number of       Shares
                                                             Shares of       of our
                                                            our common    common stock    Number of Shares
                                                            stock Held        To Be        of our common
                                                             Prior To      Registered          stock
                                                               This         by This      To Be Owned After
   Name                                                     Offering(1)    Prospectus    This Offering (2)
  ------                                                    -----------   ------------   -----------------

    McDermott, Joyce                                              99,000         99,000          0
    Nelson Capital Corporation                                   210,000        210,000          0
    Nob Hill Cap. Association LP                                  22,500         22,500          0
    Nob Hill Cap. Partner LP                                     127,500        127,500          0
    Oppenheim, Leonard A. and Dena G. JT WROS                    363,000        363,000          0
    Patriot Group                                                 60,000         60,000          0
    Pell, Lewis                                                  150,000        150,000          0
    Pequot Scout Fund, LP                                        499,998        499,998          0
    Prudent Bear Fund, Inc. (Band & Co.)                         999,999        999,999          0
    Pryor Cashman Sherman & Flynn LLP (3)                        150,000        150,000          0
    Qureishi, A. Salam                                           210,000        210,000          0
    Qureishi, Lubina F. and Leila F.                              51,000         51,000          0
    Sacks, Debra                                                  19,998         19,998          0
    Sacks, Frances E.                                             19,998         19,998          0
    Sacks, Selig D., Esq. (4)                                    115,002        115,002          0
    Tan, Engsoon                                                  60,000         60,000          0
    Tong, Ng Yiu                                                 199,998        199,998          0
    Van, Winston                                                 150,000        150,000          0
    Vergemont International Limited                            2,000,000      2,000,000          0
    Wellchamp Investments Limited                                300,000        300,000          0
    Willow Creek Capital Partners, L.P.                          201,000        201,000          0
    Wong, Peter C.Y.                                             199,998        199,998          0
    Yost, Stephan & Jania                                         54,000         54,000          0
                                                              ----------     ----------       -------
    TOTAL                                                     11,232,210     10,657,478       574,732


----------

(1)  Includes shares of common stock and warrants to purchase common stock.

(2)  Assumes all shares of common stock registered by this prospectus are sold.

(3)  Pryor Cashman Sherman & Flynn LLP is our legal counsel.

(4) Selig Sacks is a partner of Pryor Cashman Sherman & Flynn LLP, our legal counsel.

     If and when the selling shareholders have exercised their warrants for shares of our common stock, the following selling shareholders will own greater than one percent of our common stock:


     NAME                                                PERCENTAGE OWNERSHIP
     ----                                                --------------------
     Aries Domestic Fund, L.P                                    1.87%
     The Aries Master Fund                                       4.26%
     Clarion Capital Corporation                                 1.55%
     Clarion Offshore Fund                                       1.24%
     Deephaven Opportunity Trading Fund LP                       1.55%
     Hofung Holdings Ltd.                                        1.55%
     Koffman Securities Ltd.                                     1.12%
     Lee, Victor S.                                              2.80%
     Marksman Partners LP                                        1.37%
     Nelson Capital Corporation                                  1.30%
     Oppenheim, Leonard A. and Dena G. JT WROS                   2.26%
     Pequot Scout Fund, LP                                       3.11%
     Prudent Bear Fund, Inc. (Band & Co.)                       6.24%
     Qureishi, A. Salam                                          1.30%
     Tong, Ng Yiu                                                1.24%
     Vergemont International Limited                             12.47%
     Wellchamp Investments Limited                               1.87%
     Willow Creek Capital Partners, L.P.                         1.25%
     Wong, Peter C.Y.                                            1.24%



     Except for the relationship of Mr. Sacks with us as noted, no other selling shareholder has a current relationship with us or to our knowledge had a relationship with our predecessors and affiliates.


                              PLAN OF DISTRIBUTION

     Selling shareholders with common stock or once the selling shareholders exercise their warrants and obtain common stock, the selling shareholders may from time to time offer and sell their shares of common stock offered by this prospectus. We have registered their shares for resale to provide them with freely tradable securities. However, registration does not necessarily mean that they will offer and sell any of their shares.

OFFER AND SALE OF SHARES

     The selling shareholders, or their pledgees, donees, transferees or other successors in interest, may offer and sell their shares of common stock in the following manner:

     - in the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market price; or

     -    in privately negotiated transactions.

     The selling shareholders, or their pledgees, donees, transferees or other successors in interest, may sell their shares of common stock in one or more of the following transactions:

     - a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

     - a broker or dealer may purchase as principal and resell such shares for its own account pursuant to this prospectus;

     -    an exchange distribution in accordance with the rules of the exchange;
          and

     - ordinary brokerage transactions and transactions in which the broker solicits purchasers.

The selling shareholders may accept and, together with any agent of the selling shareholders, reject in whole or in part any proposed purchase of the shares of common stock offered by this prospectus.

BROKERS AND DEALERS

     SELLING THROUGH BROKERS AND DEALERS. The selling shareholders may select brokers or dealers to sell their shares of common stock. Brokers or dealers that the selling shareholders engage may arrange for other brokers or dealers to participate in selling such shares. The selling shareholders may give such brokers or dealers commissions or discounts in amounts to be negotiated immediately before any sale. In connection with such sales, these brokers or dealers, any other participating brokers or dealers, and certain pledgees, donees, transferees and other successors in interest, may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act. In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 of the Securities Act may be sold under such rule rather than pursuant to this prospectus.

     SUPPLEMENTAL PROSPECTUS REGARDING MATERIAL ARRANGEMENTS. If and when a selling shareholder notifies us that he, she or it has entered into a material arrangement with a broker or dealer for the sale of his, her or its shares of common stock offered by this prospectus through a block trade, special offering, exchange or secondary distribution or a purchase by a broker or dealer, we will file a supplemental prospectus, if required, pursuant to Rule 424(c) under the Securities Act. The supplemental prospectus will provide: (1) the name(s) of each such selling shareholder(s) and of the participating broker-dealer(s); (2) the number of shares of common stock involved; (3) the price at which such shares were sold; (4) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable; (5) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and (6) other facts material to the transaction.

     COMMISSIONS. The selling shareholders will pay any sales commissions or other seller's compensation applicable to such transactions.

SUPPLEMENTAL PROSPECTUS REGARDING SALES

     To the extent required, we will set forth in a prospectus supplement accompanying this prospectus or, if appropriate, in a post-effective amendment, the following information: (1) the amount of the shares of common stock to be sold; (2) purchase prices; (3) public offering prices; (4) the names of any agents, dealers or underwriters; and (5) any applicable commissions or discounts with respect to a particular offer. The selling shareholders and agents who execute orders on their behalf may be deemed to be "underwriters" as that term is defined in Section 2(11) of the Securities Act. A portion of any proceeds of sales and discounts, commissions or other seller's compensation may be deemed to be underwriting compensation for purposes of the Securities Act.

COMPLIANCE WITH STATE SECURITIES LAWS

     We have not registered or qualified the shares of common stock offered by this prospectus under the laws of any country, other than the United States. In certain states, the selling shareholders may not offer or sell their shares of common stock unless (1) we have registered or qualified such shares for sale in such states; or (2) we have complied with an available exemption from registration or qualification. Also, in certain states, to comply with such states' securities laws, the selling shareholders can offer and sell their shares of common stock only through registered or licensed brokers or dealers.

LIMITATIONS IMPOSED BY EXCHANGE ACT RULES AND REGULATIONS

     Certain provisions of the Securities Exchange Act of 1934, as amended, and the related rules and regulations will apply to the selling shareholders and any other person engaged in a distribution of shares of the common stock. Such provisions may (1) limit the timing of purchases and sales of any of the shares of common stock by the selling shareholders or such other person; (2) affect the marketability of such stock; and (3) affect the brokers' and dealers' market-making activities with respect to such stock.

PAYMENT OF INCIDENTAL EXPENSES

     We will pay substantially all of the expenses related to the registration of the shares of common stock offered by this prospectus. We estimate such expenses to be approximately $41,616.


                                LEGAL PROCEEDINGS

     In November 1998, Genie Total Products, Inc., a Nevada Corporation, refiled a complaint against us in the District Court, Third Judicial District, Salt Lake County, State of Utah. Genie Total Products, Inc. alleged in the complaint which was served in May 1999, that it entered into a three-year agreement on December 1, 1993 to provide us with consulting and marketing services for a stated monthly amount, but that no payments were made. The suit, which claimed breach of contract, unjust enrichment and anticipatory breach of contract, requested damages of $388,312.50, plus interest, costs and attorney's fees. Genie Total Products, Inc. filed a similar suit in January 1977 which was dismissed without prejudice on November 12, 1997 on procedural grounds. We continue to believe that this claim is without merit and intend to defend our position vigorously.

                        DIRECTORS AND EXECUTIVE OFFICERS

     Set forth below is certain information as of the date of this prospectus regarding our directors and executive officers.



     NAME                      AGE   TITLE
     ----                      ---   -----
     Y. Joseph Mo, Ph.D        51    Chairman of the Board of Directors,
                                     President and Chief Executive Officer

     Vivian H. Liu             38    Vice President, Chief Financial
                                     Officer and Secretary

     James L. Yeager, Ph.D.    53    Vice President, Research & Development and
                                     Business Development, and Director

     Gilbert S. Banker, Ph.D.  68    Director

     Robert W. Gracy, Ph.D.    59    Director

     Yu-Chung Wei              37    Director



Y. JOSEPH MO, PH.D., is, and has been since 1995, our Chief Executive Officer and President and Chairman and member of our board of directors. Prior to joining us in 1995, Dr. Mo was President of Sunbofa Group, Inc., an investment consulting company. From 1991 to 1994, he was President of the Chemical Division, and from 1988 to 1994, the Vice President of Manufacturing and Medicinal Chemistry, of Greenwich Pharmaceuticals, Inc. Prior to that, he served in various executive positions with several major pharmaceutical companies, including Johnson & Johnson, Rorer Pharmaceuticals, and predecessors of Smithkline Beecham. Dr. Mo received his Ph.D. in Industrial and Physical Pharmacy from Purdue University in 1977.

JAMES L. YEAGER, PH.D., is, and has been since December 1998, a member of our board of directors and, since June 1996, Vice President of Research and Development and Business Development. Before joining us, Dr. Yeager was Vice President of Research and Development of Pharmedic Company. During that time he specialized in building and managing new product development programs. From 1989 to 1992, Dr. Yeager held international managerial positions with Abbott Laboratories. Dr. Yeager received his Ph.D. in Industrial and Physical Pharmacy from Purdue University in 1978.

VIVIAN H. LIU is, and has been, our Vice President of Corporate Affairs and Secretary since September 1995 and our Chief Financial Officer since August 1999. In 1994, while we were in a transition period, Ms. Liu served as our Chief Executive Officer. From September 1995 to September 1997, Ms. Liu was our Treasurer. From 1985 to 1994, she was a business and investment adviser to the government of Quebec and numerous Canadian companies with respect to product distribution, technology transfer and investment issues. Ms. Liu received her Masters Degree in International Finance from the University of Southern California, and her Bachelor of Arts degree in International Trade from the University of California, Berkeley.

GILBER S. BANKER is, and has been since September 1995, a member of our board of directors. His current term expires in 2000. Since 1992, Dr. Banker has been the Dean and a distinguished Professor of the College of Pharmacy at the University of Iowa. From 1985 to 1992, he was Dean and Professor at the College of Pharmacy at the University of Minnesota. Prior to that time and for 18 years, he headed the department of Industrial and Physical Pharmacy at Purdue University. Dr. Banker has authored numerous publications, lectures internationally and consults to several pharmaceutical companies. Dr. Banker received his Ph.D. in Industrial Pharmacy from Purdue University in 1957. Dr. Banker is also a member of our Scientific Advisory Committee.

ROBERT W. GRACY, PH.D. is, and has been since January 1997, a member of our board of directors. His current term expires in 2001. Dr. Gracy is the Dean for Research and Biotechnology and Associate Dean for Basic Science at the University of North Texas Health Science Center in Fort Worth, Texas. Since 1985, Dr. Gracy has received over $5 million in research grants and contracts. His current projects focus on three aspects of the biochemical changes associated with aging, changes at the cellular level, wound and tissue repair, and vision impairment. Dr. Gracy is a consultant to several major pharmaceutical companies. Dr. Gracy lectures internationally and has published over 140 papers regarding his research. Dr. Gracy received his Ph.D. in Biochemistry form the University of California, Riverside in 1968 and completed a postdoctoral in Molecular Biology at the Albert Einstein College of Medicine in New York in 1970. Dr. Gracy is also a member of our Scientific Advisory Committee.

YU-CHUNG WEI is, and has been since March 1997, a member of our board of directors. His current term expires in 2001. Mr. Wei is Chairman of the board of directors and Chief Executive Officer of Alfa Romeo (Taiwan) Motor Company. From 1983 to 1994, he served as special advisor to Tai-Lung Holding Co., Ltd., a Taiwan-based investment conglomerate. From 1989 to 1992, Mr. Wei held various managerial positions at Kidder, Peabody Incorporated and Merrill Lynch & Co., Inc., in New York City. He receive his MBA in Finance and Management Information Systems from Pace University in New York.

Dr. Gracy and Mr. Wei are Class I Directors with terms that expire at the 2001 annual meeting of shareholders and Dr. Banker is a Class II Director with terms that expire at the 2000 annual meeting of shareholders, and Drs. Mo and Yeager are Class III Directors with terms that expire at the 2002 annual meeting of shareholders.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

     The following table sets forth information, as of December 17, 1999, with respect to the beneficial ownership of our common stock by (a) each person known by us to be the beneficial owner of more than 5% of our outstanding voting securities, (b) our directors and executive officers, individually, and (c) our directors and executive officers as a group.


                                                 Number of Shares
                                                 Beneficially       Percent of
Name, Position and Address (1)                   Owned(2)           Shares (%)
------------------------------                   -----------------  -----------
Y. Joseph Mo, Ph.D ..........................    2,060,000(3)          12.84
   Chairman of the Board of Directors,
   President and Chief Executive Officer

James L. Yeager, Ph.D .......................      295,000(4)           1.84
   Director and Vice President, R&D
   and Business Development

Vivian H. Liu ...............................      350,000(5)           2.18
   Vice President, Chief Financial Officer
   and Secretary

Gilbert S. Banker, Ph.D., ...................      140,000(6)           0.87
   Director

Robert W. Gracy, Ph.D., .....................      110,000(7)           0.68
   Director

 Yu-Chung Wei ...............................       50,000(8)           0.31
   Director

All Executive Officers and Directors as a ...    2,895,000(9)          18.05
   Group (seven persons)

Golden Water Investment Corporation .........      854,500(10)          5.32
   Number 10, 2F, Alley III Han-Chou South
   Road, Taipei, Taiwan
Paramount Capital Asset Management, Inc. ....      999,999(11)          6.24
  as representative of a group (five persons)
  787 Seventh Avenue, 48th Floor,
  New York, NY 10019

Prudent Bear Fund Inc. ......................      999,999(12)          6.24
  8140 Walnut Hill, Suite 300
  Dallas, Texas 75231

Vergemont International Limited .............    2,000,000(13)         12.47
  Suite 2401-2408, 24F CITIC Tower
  One Tim Mei Avenue, Central, Hong Kong



----------

1) The address for the officers and directors is: 350 Corporate Boulevard, Robbinsville, New Jersey, 08691.

2) All shares are solely and directly owned, with sole voting and dispositive power.

3) Includes 960,000 shares issuable upon exercise of immediately exercisable stock options.

4) Includes 140,000 shares issuable upon exercise of immediately exercisable stock options.

5) Includes 205,000 shares issuable upon exercise of immediately exercisable stock options.

6) Includes 50,000 shares issuable upon exercise of immediately exercisable stock options.

7) Includes 80,000 shares issuable upon exercise of immediately exercisable stock options.

8) Represents 50,000 shares issuable upon exercise of immediately exercisable stock options.

9) Includes 1,485,000 shares issuable upon exercise of immediately exercisable stock options.

10) Golden Water Investment Corporation is a privately-held investment company incorporated in the British Virgin Islands and based in Taiwan.

11) Represents a group of which 300,000, 16,000 and 684,000 shares beneficially are owned by Aries Domestic Fund, L.P., a Delaware limited partnership, Aries Domestic Fund II, L.P., and Aries Master Fund, a Cayman Island exempted company, respectively, and includes 333,333 shares issuable upon exercise of immediately exercisable warrants. Paramount Capital Asset Management, Inc, a New York-based investment management firm, is the General Partner to each of Aries Domestic Fund and Aries Domestic Fund II, L.P. and the Investment Manager to Aries Master Fund. Lindsay A. Rosenwald, M.D. is the sole stockholder of Paramount Capital Asset Management, Inc. If these beneficial owners do not exercise the warrants by January 14, 2000, we may redeem them at $.001 per share.

12) Includes 333,333 shares issuable upon exercise of immediately exercisable warrants. If Prudent Fund Bear, Inc. does not exercise the warrants by January 14, 2000, we may redeem them at $.001 per share.

13) Represents 2,000,000 shares issuable upon exercise of immediately exercisable warrants.


                   DESCRIPTION OF SECURITIES TO BE REGISTERED

AUTHORIZED CAPITAL STOCK


     Pursuant to our articles of incorporation, we have the authority to issue 40,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. At December 23, 1999, 16,032,122 shares of common stock were issued and outstanding, and no shares of preferred stock were issued and outstanding.

COMMON STOCK

     VOTING, DIVIDEND AND OTHER RIGHTS. Each outstanding share of common stock entitles the holder to one vote on all matters presented to stockholders for a vote. Holders of shares of common stock do not have any cumulative voting rights. This means that the holders of a majority of the outstanding shares of common stock can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors. Holders of shares of common stock do not have preemptive rights to subscribe for any of our securities. All shares of common stock will, when issued, be duly authorized, fully paid, and nonassessable. We may pay dividends to the holders of shares of common stock if and when our board of directors declares such dividends out of legally available funds.

     RIGHTS UPON LIQUIDATION. Under Nevada law, our stockholders generally are not liable for our debts or obligations. Upon our liquidation, subject to the right of any holders of preferred stock to receive preferential distributions, each holder of common stock may participate pro rata in the assets remaining after payment of, or adequate provision for, all of our known debts and liabilities.

     TRANSFER AGENT. Norwest Shareholder Services-Norwest Minnesota Bank is the registrar and transfer agent for our common stock.

                                 LEGAL MATTERS

     Pryor Cashman Sherman & Flynn LLP, New York, New York, will issue an opinion to us regarding certain legal matters in connection with this offering, including the validity of the issuance of the shares of common stock offered by this prospectus.

                                     EXPERTS

     The financial statements at December 31, 1998 and for each of the two years in the period ended December 31, 1998 included in this prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to our ability to continue as a going concern as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Our articles of incorporation and bylaws contain certain provisions to indemnify our directors and officers against liability incurred by them as a result of their services as directors and/or officers. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

                                  OUR BUSINESS


     We were incorporated in Nevada in 1987. In 1994, after a period of inactivity, we became a development stage medical and pharmaceutical technology company. Since 1994, we have focussed on developing and commercializing therapeutic products based on proprietary delivery systems. We are currently focussing on developing and commercializing the following products: (1) topical treatment products based on a penetration enhancement technology known as NexACT(R), which may enhance absorption of the active drug through the skin, and (2) the Viratrol(R) device, a proprietary therapeutic medical device that may treat herpes simplex disease by topically delivering an electrical current to an infected site and blocking lesions from forming or shortening healing time for preexisting lesions. We intend to
(1) continue to research, develop and market, domestically and internationally, our proprietary pharmaceutical products, and (2) develop a business strategy to attract strategic partners with resources sufficient to further develop and market our proposed products.


DEVELOPMENT OF TOPICAL TREATMENT PRODUCTS.


     DRUG DELIVERY ENHANCEMENT TECHNOLOGY. In October 1996, we acquired rights and interests, including patents, patent applications, trade secrets and know-how, relating to absorption enhancers for topical pharmaceutical formulations from Odontex, Inc., a Kansas-based company, in exchange for 75,000 shares of our common stock. We registered the trademark NexACT(R) as the name for the transdermal drug delivery technology. The NexACT(R) technology is designed to enhance absorption of an active drug through the skin, overcoming the skin's natural barrier properties and enabling high concentrations of the active drug to rapidly penetrate the desired site of the skin or extremity. Successful application of the NexACT(R) technology would improve therapeutic outcomes and reduce gastrointestinal or other systemic side effects that often accompany oral medications. We intend to combine this technology with drugs such as (1) alprostadil and acyclovir to develop new topically applied products to treat diseases and disorders such as male and female sexual dysfunction (impotence), and oral and genital herpes and (2) ibuprofen and ketoprofen to develop new topically applied products for pain management of arthritis.



     We acquired two U.S. patents, a pending U.S. patent application and a pending international patent application from Odontex, Inc. The international patent application is currently pending in Canada, China, the European Patent Office, New Zealand and the Russian Federation. We have filed three additional patent applications in the U.S. and two corresponding international applications under the Patent Cooperation Treaty relating to the NexACT(R) technology.



     We intend to continue our efforts developing topical treatments based on the NexACT(R) technology, with immediate system development efforts directed to drugs (1) previously approved by the FDA, (2) with proven efficacy and safety profiles,
(3) with patents expiring or expired and (4) with proven market records and potential. In furtherance of these efforts and for the next twelve months, we will continue to use laboratory space at the Higuchi Biosciences Center of the University of Kansas pursuant to a research agreement with the university. We have retained advisors, consultants and employees at the Higuchi Biosciences Center to assist with our development efforts.

     PRODUCTS UNDER DEVELOPMENT. We are currently focussing research and development efforts on the following leading candidates for topical treatment products:


     (1) Alprox-TD(R) is an alprostadil-based topical treatment cream intended to treat mild to moderate male erectile dysfunction (impotence), commonly referred to as "ED." Our clinical studies have demonstrated that NexACT(R) enhancers promote the absorption of alprostadil and improve clinical responses. In February 1998, we completed a 60-patient (30 male and 30 female) Phase I study on the Alprox-TD(R) cream in the United States. In October, 1999, we completed the pre-Phase II toxicology studies in the United States. In December 1999, we completed the required series of toxicology studies for initiating the U.S. Phase II clinical program on the Alprox-TD(R) cream and initiated the U.S. Phase II clinical program to determine the efficacy of the Alprox-TD(R) cream and to expand the safety and efficacy data in humans. We completed Phase III double blind and open label clinical studies in China that evaluated 143 men. In January 1999, we submitted a "New Drug Application" to the China State Drug Administration for approval to distribute the Alprox-TD(R) product in China.


     (1) Femprox -TM- is an alprostadil-based cream product intended for the treatment of female sexual dysfunction. In February 1998, we completed an eight-patient Phase I clinical study for safety and efficacy and are waiting for the FDA to review the related data. Results from our clinical study conducted with 18 women between the ages of 18-61 years old demonstrated a positive effect on increasing blood flow to the clitoris and labia in all 18 female subjects. No systemic side effects were evidenced and local side effects were minimal.


     ADVISORS, CONSULTANTS, RESEARCHERS AND EMPLOYEES IN THE ABSORPTION ENHANCEMENT FIELD. We currently employ Dr. Servet Buyuktimkin as Director of Drug Delivery Research and Dr. Nadir Buyuktimkin as Director of Formulation Research to conduct research at our laboratories at the Higuchi Biosciences Center of the University of Kansas. Dr. Servet Buyuktimkin and Dr. Nadir Buyuktimkin are co-developers and authors of several publications and presentations relating to our NexACT(R) enhancers. Dr. J. Howard Rytting, a co-developer of the NexACT(R) enhancers and professor in the Department of Pharmaceutical Chemistry of the School of Pharmacy of the University of Kansas, is a member of our Scientific Advisory Board. Pursuant to a research agreement with the University of Kansas, we are funding Dr. Rytting's research efforts to develop new methodologies involving penetration enhancement research. Although the university would own any patents resulting from such efforts, we have the right to exclusively license any technology resulting from such efforts.

VIRATROL(R) Herpes Treatment Device.



     The Viratrol(R) device is a hand-held non-invasive therapeutic device designed to treat herpes simplex diseases. The device topically delivers a minute electrical current to an infected site and may block lesions from forming and/or shorten healing time once lesions develop. We developed the commercial prototype of Viratrol(R) from technology and patents that recently materialized through our development efforts on a device designed for similar use that we acquired in 1994. We completed a Phase II study on the Viratrol(R) device in China in 1997. All ten patients with recurrent herpes labialis (cold sores) involved in the study experienced full remission of symptoms after one to three days of the device-application regimen. Although we initiated a 60-patient double-blind study in China that we expected to complete in 1998, we discontinued the study because the organization we hired to manage the study was unable to timely complete and provide us with the data.


     We have (1) two patents on the current version of the device (2) one "Continuation-In-Part" patent and (3) one patent application currently under review by the U.S. Patent and Trademark Office. In 1998, we filed international patent applications corresponding to our October 1997 application currently pending under the Patent Cooperation Treaty, in Japan, China, Taiwan, Korea, Israel, Canada, Mexico and the European Economic Community. We plan to file additional patents to continue expanding the protective coverage of the device. However, patent approval does not assure regulatory approval.


     In October 1998, we transferred to our wholly-owned subsidiary, New Brunswick Medical, Inc., a Delaware corporation, our rights to develop, manufacture and market the Viratrol(R) herpes treatment device in the United States in exchange for 9,500 shares of its common stock. Subsequently, New Brunswick Medical, Inc. issued 500 shares of its common stock to a private investor in exchange for $500,000. In June 1999, we acquired all 500 shares from the private investor in exchange for a consideration of approximately $500,000, consisting of 233,333 shares of our common stock and the forgiveness of a $150,000 note receivable from the private investor. We intend to raise additional funding for the development of the Viratrol(R) device from private investors in and strategic partners of New Brunswick Medical, Inc.


INTERNATIONAL AGREEMENTS.

     CHINESE JOINT VENTURE.

     We have recently decided and taken steps to concentrate our efforts on proprietary product development rather than devoting additional efforts to selling and marketing generic drugs. On May 17, 1999, our wholly-owned subsidiary, NexMed International Limited, a British Virgin Islands company, sold all of the issued and outstanding capital stock of its wholly-owned subsidiary, NexMed (Asia) Limited, to Vergemont International Limited, a Turks and Caicos Islands company with operations based in Hong Kong. Vergemont International Limited obtained NexMed (Asia) Limited's primary asset, its 70% holding in NexMed Pharmaceuticals (Zhongshan) Ltd., a Chinese joint venture company we formed through NexMed (Asia) Limited with Zhongshan Xiaolan Pharmaceutical Factory (the "Factory") in 1997. The assets of the

Chinese joint venture company included, among other things, the Factory's (1) sales and customer base, (2) distribution network, (3) licenses to market 141 generic drugs in China, (4) 17 registered trademarks for the Chinese market, (5) import and export licenses for finished products and raw materials, and (6) equipment and technology for the production of various pharmaceutical dosage forms, including tablets, capsules, oral solutions and injections.


     Through our participation and recent sale of our interest in the Chinese joint venture company, we achieved four significant goals: (1) we successfully completed Phase II studies on the Befar-TM- cream, which is a different name under which we plan on marketing the Alprox-TD(R) product, in China and filed an application for marketing approval with the China State Drug Administration; (2) we gained valuable clinical data for ongoing discussions with potential co-development partners for selected markets, including the United States, Japan and Europe, and for our proposed Phase II studies in the United States; (3) we substantially completed the construction of a state-of-the art manufacturing facility meeting good manufacturing practice standards for the production of the Befar-TM- cream; and (4) we have concentrated our efforts on proprietary product development rather than devoting additional efforts to the sale and marketing of generic drugs.



     In exchange for all the issued and outstanding shares of capital stock of NexMed (Asia) Limited, (1) NexMed International Limited received $4,000,000, comprised of $2,000,000 in cash and two promissory notes each for $1,000,000, due on November 12, 1999 and June 30, 2000, respectively and (2) we granted Vergemont International Limited warrants to purchase 2,000,000 shares of our common stock, exercisable at $3.00 per share. In addition, NexMed International Limited and Vergemont International Limited entered into a license agreement pursuant to which (1) Vergemont International Limited has an exclusive right to manufacture and market in China and Asian Pacific countries our ED treatment cream and four other of our proprietary products under development and (2) we will receive royalty on sales and supply to NexMed (Asia) Limited, on a cost plus basis, the NexACT(R) enhancers that are essential in the formulation and production of our proprietary topical treatments. We have also agreed that until May 2000, Dr. Joseph Mo, our President and Chief Executive Officer, will actively manage the joint venture company's operations and anticipated approval and launch of our proprietary ED treatment in China.


     SALES AND DISTRIBUTION JOINT VENTURE IN PERU.

     In December 1997, NexMed International Limited concluded an agreement to form a joint venture with two local partners for the establishment of a sales office and showroom in Lima, Peru. Under the agreement, we own 70% of the joint venture and as to date, have advanced $42,000 to it. In February 1999, the joint venture which will operate as NexMed (Peru) S.A., obtained registration as an accredited supplier of pharmaceutical products to government agencies in Peru.

     LICENSE AGREEMENT IN TAIWAN.

     In January 1997, NexMed International Limited entered into a license agreement with

Lotus Medical Supply, Inc., a Taiwanese company, whereby Lotus secured certain manufacturing and marketing rights for the Alprox-TD(R) cream in Taiwan. In exchange for those rights, Lotus Medical Supply, Inc. was obligated to seek regulatory approval in Taiwan and to conduct all research and testing required for the purpose of obtaining such regulatory approval. Lotus Medical Supply, Inc. did not perform its obligation under the terms of the agreement, and both parties terminated the agreement.



     AGREEMENT MARKET THE ALPROX-TD Cream in Argentina and Uruguay.



     On October 2, 1997, we, through NexMed International Limited, entered into a Supply and Distribution Agreement with Finadiet S.A.C.I.F.I., an Argentinean manufacturer and distributor of urological pharmaceutical products, for the distribution of the Alprox-TD cream in Argentina and Uruguay. Under the agreement, Finadiet S.A.C.I.F.I. was obligated to obtain regulatory approval by July 1998 in exchange for a five-year exclusive sales and distribution right for the two countries. Finadiet S.A.C.I.F.I. was not able to reach the regulatory milestone, and both parties terminated the agreement.


POTENTIAL CORPORATE ALLIANCES.

     We are currently discussing and negotiating potential corporate alliances relating to the research and development and marketing of our proprietary products under development with various United States and international pharmaceutical and medical companies. We are hopeful, but cannot assure you, that we will consummate one or more definitive agreements as a result of our discussions and negotiations.

RESEARCH AND DEVELOPMENT.

     Our research and development expenses for the twelve months of operation of 1998 and 1997, were $2,302,148 and $2,078,517, respectively. Since January 1, 1994, when we repositioned ourselves as a medical and pharmaceutical technology company, through September 30, 1999, we spent $8,366,069 on research and development.


     We will need significant funding to pursue our research, development and commercialization plans (See "Management's Discussion & Analysis or Plan of Operation"). We intend to focus our current development efforts on the Alprox-TD(R) and Femprox-TM- creams and the Viratrol(R) device. These products are currently in the research and development stage. We have not begun to market or generate revenues from the commercialization of our products under development. Our products under development will require significant time-consuming and costly research and development, clinical testing, regulatory approval and significant additional investment prior to their commercialization. There can be no assurance that (1) the research and development activities we will be successful, (2) products under development will prove to be safe and effective, (3) any of the clinical development work will be completed, or (4) the anticipated products will be commercially viable or successfully marketed. We cannot assure you that (1) we will obtain regulatory approval or develop any additional products, (2) if successful, we will attract sufficient capital to complete any development and commercialization undertaken or (3) any such development and commercialization will be successful.

COMPETITION.

     We are engaged in a highly competitive industry. We expect increased competition from numerous existing companies, including large international enterprises, and others entering the industry. Most of these companies have greater research and development, manufacturing, marketing, financial, technological, personnel and managerial resources. Acquisitions of competing companies by large pharmaceutical or healthcare companies could further enhance such competitors' financial, marketing and other resources. Competitors may complete clinical trials, obtain regulatory approvals and commence commercial sales of their products before we could enjoy a significant competitive advantage. Products developed by our competitors may be more effective than our products.


     Certain treatments for ED, such as needle injection therapy, vacuum constriction devices, penile implants, transurethral absorption and oral medications, currently exist, have been approved for sale in certain markets and are being improved. Currently known products for the treatment of ED developed or under development by our competitors include the following: (1)
Caverject(R), Pharmacia & Upjohn Company's needle injection therapy; (2) Viagra(R), Pfizer, Inc.'s product to treat ED that was approved by the FDA in March 1998 and has exceeded one billion dollar in sales since its introduction; and (3) MUSE(R), Vivus, Inc.'s device for intra-urethral delivery of a suppository containing alprostadil have each been approved for sale in the U.S. and several international markets . In addition, the following products are currently under development: (1) Topiglan(R), a topical treatment based on a proprietary drug delivery system under development by Macrochem Inc.; (2) Vasomax(R), an oral medication to be marketed through a collaborative effort of Zonagen, Inc. and Schering Plough Pharmaceuticals; and (3) IC351, an oral formulation under development by the joint venture among ICOS and Eli Lilly & Co.


LICENSING FOR MARKETING AND DISTRIBUTION

     We are discussing licensing arrangements with large pharmaceutical companies for the right to market and distribute one or more of our products under development. Although we are engaged in discussions with potential partners, we cannot assure you that we will be able to attract a partner or conclude a satisfactory licensing arrangement.


     We will need to devote substantial marketing efforts to achieve market acceptance for products based on the NexACT technology, the Viratrol device and any of our other proposed products. We will need to spend significant funds to inform potential customers, including third-party distributors, of the distinctive characteristics and benefits of our products. Our operating results and long term success will depend on our ability to establish (1) successful arrangements with domestic and international distributors and marketing partners and (2) an effective internal marketing organization. We currently have no sales force or marketing organization and will need, but may be unable, to attract and retain qualified or experienced marketing and sales personnel.

DEPENDENCE ON THIRD PARTY SUPPLIERS AND MANUFACTURERS.

     We do not own a manufacturing facility and will rely on outside manufacturers to produce our proposed products. To be successful, manufacturers must produce our products in commercial quantities at acceptable costs and in compliance with regulatory requirements of the FDA or comparable foreign agencies. The FDA periodically inspects manufacturing facilities within the United States and manufacturing facilities outside the United States whose drugs are marketed in the United States. Failure of third-party suppliers or manufacturers of our proposed products to meet good manufacturing practice standards and comply with FDA or foreign regulatory requirements would adversely affect our business, financial condition and results of operations.


     We currently have three suppliers of alprostadil. Prices of alprostadil have fallen and we do not anticipate any problems in obtaining alprostadil or other supplies in commercial quantities for the manufacture of our proposed products. We currently have relationships with two contract manufacturers for production of our key NexACT(R) enhancers.


GOVERNMENT REGULATION.

     Governmental authorities in the United States and other countries heavily regulate the testing, manufacture, labeling, distribution, advertising and marketing of our proposed products. None of our products under development have been approved for marketing in the United States or elsewhere. Before we market any pharmaceutical products we develop or license, we must obtain FDA and comparable foreign agency approval through an extensive approval process. Our failure to obtain requisite governmental approvals timely or at all or our failure to obtain approvals of the scope requested will delay or preclude us from licensing or marketing our products or limit the commercial use of our products, which could adversely affect our business, financial condition and results of operations.

     The studies involved in the approval process are conducted in three phases. In Phase I studies, researchers (1) assess safety or the most common acute adverse effects of a drug and (2) examine the size of doses that patients can take safely without a high incidence of side effects. Generally, 20 to 100 healthy volunteers or patients are studied in the Phase I study for a period of several months. In Phase II studies, researchers (1) determine the drug's efficacy with short-term safety by administering the drug to subjects who have the condition the drug is intended to treat, (2) assess whether the drug favorably effects the condition, and (3) begin to identify the correct dosage level (dose ranging). Up to several hundred subjects are studied in the Phase II study for approximately 12 months. In Phase III studies, researchers further assess efficacy and safety of the drug. Several thousands of patients are studied during the Phase II studies for a period of 18 to 24 months. Upon completion of Phase III studies, we submit a New Drug Application to the appropriate governmental regulatory authority for review and approval.

     The requirements governing the conduct of pre-clinical testing, clinical trials, product licensing, manufacturing, pricing and reimbursement vary widely from country to country. Variations of foreign requirements could delay our introduction of products into countries outside the United States and limit our marketing scope. Although approval in one major market may assist in obtaining approval elsewhere, the regulatory review process in each country can be lengthy and unpredictable. Our failure to meet each foreign country's requirements could delay our introduction of our proposed products in the respective foreign country and limit our revenues from sales of our proposed products in foreign markets.

     Even if we obtain regulatory approvals, the FDA and comparable foreign agencies continually review and regulate marketed products. A later discovery of previously unknown problems or our failure to comply with the applicable regulatory requirements could subject us to regulatory or judicial enforcement actions. These actions could result in the following:

     o    recalls or seizures of our proposed products,

     o    restrictions on marketing of our proposed products,

     o regulatory authorities' refusal to approve new products or withdrawal of existing approvals,

     o    enhanced product liability exposure, o injunctions,

     o    civil penalties, or

     o    criminal prosecution.

PATENTS, LICENSES AND PROPRIETARY RIGHTS.

     To justify the substantial investment of time and expense required to develop and commercialize our products, we seek proprietary protection for our pharmaceutical products to prevent others from commercializing equivalent products in substantially less time and at substantially lower expense. The pharmaceutical industry places considerable importance on obtaining patent and trade secret protection for new technologies, products and processes. Our success depends in part on our ability to (1) obtain effective patent protection for our proprietary technologies and products, (2) defend patents we own, (3) preserve our trade secrets and (4) operate without infringing upon the proprietary rights of others, both in the United States and in other countries. The patent position of firms relying upon medical and pharmaceutical technologies is highly uncertain and involves complex legal and factual questions. To date, no consistent policy addresses the breadth of claims allowed in or the degree of protection afforded under the patents of medical and pharmaceutical companies.


     We acquired two patents, one pending U.S. patent application and one pending international pending application, upon the completion of the transaction with Odontex. One of the patents expires in 2007 and the other expires in 2009. In connection with our recent development of a new generation of absorption technology, we filed three patent applications in the U.S. and two patent applications under the Patent Cooperation Treaty for specific compositions of the NexACT(R) enhancers with certain active ingredients. In March 1999, we received a Notice of Allowance on one of the pending U.S.
patent applications. We also have one U.S. application pending for the Femprox-TM- cream, and one application pending for the applicator for the Alprox-TD(R) cream. We own two patents on the Viratrol(R) device, have one continuation-in part application and one patent application pending with respect to the technology, inventions and improvements that are significant to the Viratrol(R) device and intend to file additional patent applications to continue expanding the coverage on the device. In April 1999, we received a Notice of Allowance on the pending continuation-in-part application. One of the patents expires in 2009 and the other patent expires in 2015.



     The patent application and issuance process may take several months, if not years, and entail considerable expense. We might not obtain patents for Viratrol(R) or NexACT(R) or other technology or products that we may develop. Our existing patent and any patents resulting from our applications might (1) not be sufficiently broad to afford protection against competitors with similar technology, (2) infringe upon the claims of third-party patents or
(3) be invalidated or circumvented. Moreover, we do not have international patents covering all of the claims of our U.S. patents.


     Our commercial success depends on our ability to avoid infringement of patents issued to competitors. Because a United States pending patent application is confidential, we cannot know the inventions claimed in pending patent applications filed by third parties. We may need to defend or enforce our parent and license rights to determine the scope and validity of the proprietary rights of others. Defense and enforcement of patent claims can be expensive and time-consuming, even when the outcome is in our favor. Defense and enforcement actions may use substantial resources originally allocated to other activities. In the event of an unfavorable outcome, we may be required to (1) assume significant liabilities to third parties, (2) obtain licenses from third parties, (3) alter our products or processes, or (4) cease altogether any related research and development activities or product sales. Any of these outcomes could adversely affect our business, financial condition and results of operations.

     We rely on agreements with third parties to protect our rights to certain technology. We may encounter disputes regarding the proprietary rights to technological information that employees, consultants, advisors or other third parties independently develop and apply to any of our proposed products. These disputes might not be resolved in our favor. We may also rely on trade secrets and proprietary know-how that may become known to others despite our efforts to keep them confidential. Although we seek to protect our trade secrets and proprietary know-how in part by our confidentiality agreements with employees, consultants, advisors or others, these parties may breach their agreements and we might not obtain adequate remedies. Similarly, competitors may discover or independently develop our trade secrets or proprietary know-how in such a manner that we have no legal recourse.

FOREIGN OPERATIONS.

     We initially plan to license and market our products outside of the United States. Our results from operations may be affected by currency exchange rate fluctuations and other factors affecting international business, including legal or political changes in foreign countries.

PRODUCT PRICING AND REIMBURSEMENT: HEALTH CARE REFORM AND RELATED MEASURES.

     Efforts of governmental and third-party payers to contain or reduce the costs of health care, may adversely affect the levels of revenues and profitability of medical and pharmaceutical technology products and companies. In certain foreign markets, pricing or profitability of prescription pharmaceuticals is subject to government control. In the United States, federal and state agencies have proposed similar governmental control and the United States Congress has recently considered legislative and regulatory reforms that could adversely companies engaged in the healthcare industry. Pricing constraints on our products in foreign markets and possibly the United States, could adversely effect our business. Successful commercialization of our products will depend on the availability of reimbursement to the consumer from third-party healthcare payers, such as government and private insurance plans. Even if we succeed in bringing one or more products to market, reimbursement to consumers may not be available or sufficient to allow us to realize an appropriate return on our investment and product development or sell our products on a competitive basis.

EMPLOYEES.

     As of December 15, 1999, we have 14 full-time employees, three of whom are executive management and 6 part-time employees. We are in the process of hiring 6 full-time employees and expect to fill those positions by the end of 1999. We believe our employee relationships are satisfactory.

COMPANY HISTORY AND GENERAL INFORMATION.

     We were organized under the laws of the state of Nevada in October 1987 under the name Target Capital, Inc. We raised initial funds in 1988 through an offering pursuant to Regulation A of the Securities Act, selling 1 million shares of our common stock. Subsequently, we issued common stock to purchase twenty unpatented mining claims, which claims ultimately reverted to the government when not exploited by us. Our early business plans were not productive and we became inactive until early 1994. In 1994, we issued 276,375 shares (giving effect to the 20-for-1 reverse stock split on October 2, 1995) to 10 individuals, and acquired the patent and royalty rights and the unfinished prototype of a medical device for the treatment of herpes simplex diseases. Our common stock was valued at $.20 per share, with an aggregate value of $55,275. In 1994, we changed our name to BioElectric, Inc. In September 1995, we changed our name to NexMed, Inc., reflecting our broader-based business objectives. Our common stock has been quoted on the Over-the-Counter Bulletin Board since October 1995 under the symbol "NEXM." We have been a reporting company under the Securities Exchange Act of 1934, as amended, since May 1997 upon the effectiveness of the registration statement on Form 10-SB which we filed voluntarily in March 1997 pursuant to Section 12(g) of the Exchange Act of 1934.

     Our principal executive offices are located at 350 Corporate Boulevard, Robbinsville, New Jersey 08691, and our telephone number is (609) 208-9688. Our website is "www.nexmed.com".

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

     GENERAL

     We have been in existence since 1987. Since 1994, we have positioned ourselves as a medical and pharmaceutical technology company with a focus on developing and commercializing therapeutic products based on proprietary delivery systems. We, together with our subsidiaries, are currently focusing our efforts on:


     (i) new and patented pharmaceutical products based on a penetration enhancement topical delivery technology known as NexACT(R), which may enable the active drug to be better absorbed through the skin. Currently, the primary topical treatment products under development by the Company are Alprox-TD(R), an alprostadil cream for the treatment of male erectile dysfunction ("MED"), and Femprox-TM-, an alprostadil-based product for the treatment of female sexual dysfunction. We are currently discussing with large pharmaceutical companies the licensing of the Alprox-TD(R) cream but we cannot assure you that we will be able to conclude an arrangement on a timely basis, if at all, or on terms acceptable to us; and



     (ii) the Viratrol(R) device, a therapeutic medical device for the treatment of herpes simplex diseases which does not require the use of any drugs. We believe that the minute electrical current, which is topically delivered by the device to an infected site, may block lesions from forming or may significantly shorten healing time once lesions develop.


     If sufficient funding is forthcoming, we intend to (1) pursue our research, development, and marketing activities and capabilities, both domestically and internationally, with regard to our proprietary pharmaceuticals products and (2) execute a business strategy with the goal of achieving a level of development sufficient to enable us to attract potential strategic partners with resources sufficient to further develop and market our proprietary products.


     With respect to the regulatory approval of our products that incorporate the NexACT(R) technology, we completed Phase I studies on the Alprox-TD(R) and Femprox-TM- creams. During October 1999, we initiated activities for the proposed Phase II study on the Alprox-TD(R) and Femprox-TM- creams. Pending FDA approval, we intend to enroll patients in December 1999.


     COMPARISON OF RESULTS OF OPERATIONS BETWEEN THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND OF 1998.

     REVENUES. We recorded revenues of $1,491,796 during the first nine months of operations in 1999 as compared to $4,493,551 during the same period in 1998. The revenues were from NexMed Pharmaceuticals (Zhongshan) Limited, a joint-venture in China which we sold in May 1999.

     COST OF PRODUCTS SOLD: The cost of products sold was $1,415,002 and $4,031,921 in 1999 and 1998, respectively and is attributable to the Joint-Venture's manufacturing operations. With the sale of the China joint venture, we ceased to record the corresponding cost of sales in May

1999.

     RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses for the first nine months of operation of 1999 and 1998, were $1,009,209 and $1,757,981, respectively. We expect that total research spending in 1999 will increase with the initiation of advanced and costly clinical activities in the U.S.

     GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses were $1,201,181 during the first nine months of operation in 1999 as compared to $1,924,389 during the same period in 1998. The decrease is a result of the sale of our holding in the China joint venture.

     INTEREST INCOME AND EXPENSE. We recognized $208,028 in interest expense during the first nine months of 1999, compared with an expense of $390,292 during the same period in 1998. The decrease is due to our ceasing to record the interest expense for the lines of credit of the China joint venture.

     NET LOSS. The net loss applicable to common shareholders was $2,267,692 or a loss of $0.27 per share for the first nine months of 1999, compared with a net loss of $3,480,027 or a loss of $0.48 per share for the same period in 1998. The decrease in net loss is primarily attributable to the sale and reduction in expenses associated with the divestiture of the Company's Asian operations.

     COMPARISON OF RESULTS OF OPERATIONS BETWEEN THE THREE MONTHS ENDED SEPTEMBER 30, 1999 AND OF 1998.

     REVENUES. For the third quarter in 1999, we recorded no revenues as compared to $1,754,488 from the China joint venture's sales during the same period in 1998.

     COST OF PRODUCTS SOLD: We recorded no cost of products sold during the quarter as compared to $1,610,347 for the same period in 1998.

     RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses for the three months of operation of 1999 and 1998, were $330,012 and $782,896, respectively. The decrease is attributed to our ceasing to record the expenditures of the Joint-Venture and to the decrease in our cash position during the quarter.

     GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses for the three months of operation in 1999 and 1998, were $245,195 and $563,405, respectively. The decrease is attributed to our divestiture of our Asian operations and also to the decrease in our cash position during the quarter.

     INTEREST INCOME AND EXPENSE. Interest expense during the three months in 1999 was $26,283, compared to an expense of $105,913 for the same period in 1998. The decrease is primarily due our ceasing to record the interest expense for the lines of credit of the China joint-venture.

     NET LOSS. The net loss applicable to common shareholders was $601,490 or a loss of $.07 per share for the third quarter in 1999, compared with $1,282,473 or a loss of $0.16 per share for the same period in 1998.

COMPARISON OF RESULTS OF OPERATIONS BETWEEN THE YEAR ENDED DECEMBER 31, 1998 AND 1997

     REVENUES. Our recorded revenues of $5,709,083 from the China joint venture product sales in China, during the twelve months of operations in 1998 as compared to no sales during the same period in 1997. We recorded no licensing revenues during the twelve months of 1998 as compared to $50,000 during the same period in 1997. Assuming completion of the sale of NexMed Asia, including our 70% interest in the JV, we anticipate 1999 revenues from product sales to decrease significantly, and revenues from licensing activities to increase.

     COST OF PRODUCTS SOLD: The cost of products sold were $5,186,308 and zero in 1998 and 1997, respectively. The cost in large measure is attributable to the price of the raw materials for the China joint venture's production of mostly generic antibiotics, and has remained higher than anticipated, due to an increase in duty rates imposed on some of the imported raw materials. We anticipate the cost of products sold to decrease in 1999, as a result of the pending divestiture of the China joint venture manufacturing operation through the sale of NexMed Asia.

     RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses for the twelve months of operation of 1998 and 1997, were $2,302,148 and $2,078,517, respectively. The increase is primarily attributable to the increase in and scope of clinical studies initiated in the U.S. If sufficient funding is forthcoming, we expect total research spending in 1999 will increase significantly with the expansion in product development programs and the initiation of more costly Phase II clinical activities.

     GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses were $2,635,114 during the twelve months of operation in 1998 as compared to $1,824,857 during the same period in 1997. The increase is largely attributed to the expenses of the joint venture operation in China and we expanded activities in the U.S. and internationally. Despite the pending divestiture of the China joint venture through the sale of NexMed Asia, our general and administrative expenses are expected to increase modestly in 1999, due to the anticipated increase in the cost of financing, business development and licensing activities in the U.S., Europe and other international markets. During the twelve months of 1998 and 1997, we recorded non-cash charges of approximately $137,883 and $181,984, respectively, for certain options and warrants granted to consultants.

     INTEREST INCOME AND EXPENSE. We recognized $600,337 in interest expense during the twelve months of 1998, compared with $10,267 in income during the same period in 1997. The increase is due to its interest payments for our outstanding notes payable and to the China joint venture's interest expense for its working line of credit. The China joint venture interest expense constitutes approximately 25% of our total interest expense. Pending completion of the sale of

NexMed Asia, interest expense is expected to decrease in 1999.

     NET LOSS. The net loss applicable to common shareholders was ($4,779,002) or ($0.64) per share for the twelve months of 1998, compared with a net loss of ($3,857,446) or ($0.63) per share for the same period in 1997. The increase in net loss is attributable to the increase in expenses associated with our U.S. product development and clinical programs and international commercialization efforts, as well as with our current operations and new product development programs.

     LIQUIDITY AND CAPITAL RESOURCES.

     We have experienced net losses and negative cash flow from operations each year since our inception. Through September 30, 1999, we had an accumulated deficit of $15,228,128. Since we became a medical and pharmaceutical technology company in 1994, we have financed our operations primarily through private placements of equity and debt securities.

     Our expenditures and capital requirements will depend on numerous factors, but will mainly be affected by the progress of (1) our research and development programs, (2) our pre-clinical and clinical testing, (3) our ability to raise adequate funding, and (4) our ability to complete additional corporate partnership agreements. In the course of our development and operation activities, we have incurred significant losses and expect to incur substantial additional development costs.

     On September 30, 1999, we completed a private placement of our common stock and warrants for total gross proceeds of approximately $8.5 million. In accordance with the terms of the warrants, on December 14, 1999, when the closing price per share of our common stock reached $4.00 for at least fifteen consecutive trading days, we issued a notice for redemption of the 2,835,826 warrants, which are exercisable at $2.25 per share, at the par value of our common stock. If the warrant holders do not exercise the warrants by January 14, 2000, the date of redemption, we will redeem the warrants at $.001 per share. If all of the warrants are exercised, we will receive approximately $6.3 million in gross proceeds.

     In May 1999, in exchange for all the issued and outstanding shares of capital stock of NexMed (Asia) Limited, we (1) received $4,000,000, comprised of $2,000,000 in cash and two promissory notes, each for $1,000,000, due on November 12, 1999 and June 30, 2000, respectively and (2) granted Vergemont International Limited warrants to purchase 2,000,000 shares of our common stock, exercisable at $3.00 per share. We expect to receive payment for one of the two promissory notes by the end of the year. For additional information, please refer to the Notes to Unaudited Condensed Consolidated Financial Statements for Nine Months Ended September 30, 1999.


     We have allocated the proceeds from the private placement in September 1999 for our operational requirement, which is currently at $250,000 per month, for the next twelve months, repayment of short-term indebtedness, and Phase II U.S. clinical studies on the Alprox-TD(R) and Femprox-TM- creams. As of December
17, 1999, we repaid all of our short-term indebtedness with the exception of one promissory note in the amount of $134,000 at 15% interest per year due in January 2000. In addition, we have completed the required toxicology studies for initiating the Phase II program on the Alprox-TD(R) cream. We have identified the sites for the study and expect to complete the study during the second quarter ending June 30, 2000.


     In October 1998, as part of the total consideration of $500,000 for 500 shares of common stock of New Brunswick Medical, Inc., a Delaware company and one of our subsidiaries, a private investor issued a $150,000 promissory note to New Brunswick Medical, Inc. The promissory note bore an interest at 4% per annum and was due on April 11, 1999. In June 1999, we acquired the private investor's 500 shares of common stock of New Brunswick Medical, Inc. in exchange for total consideration of approximately $500,000, consisting of 233,333 shares of our common stock, with a then estimated fair market value of $350,000, and the forgiveness of the $150,000 note from the private investor.

     During 1998, Dr. Y. Joseph Mo, one of our officers and directors, advanced us an aggregate of $600,500 under an informal agreement. The advances bore interest at 12% per annum and were due at various intervals in 1999. During the three months ended June 30, 1999, we repaid an aggregate of $854,812 of advances and interest payment to Dr. Mo.

     We will require additional financing for the next phase of our development programs and are seeking financing from private and public sources and from collaborative licensing arrangements with third parties, of which there is no assurance that such funds will be available to us on acceptable terms, if at all.

OTHER FACTORS WHICH MAY AFFECT OPERATING RESULTS.

     RESEARCH AND DEVELOPMENT

     For the first nine months ended September 30, 1999, we spent $1,009,209, and for the year ended December 31, 1998, we spent $2,302,148, on research and development. The decrease in year-to-date expenditures on research and development was attributed to insufficient funding during the first nine months in 1999, however, with the successful completion of the private placement on September 30, 1999, R&D expenditures will be accelerated as we initiate the proposed U.S. Phase II clinical development programs on the Alprox-TD(R) and FemproxTM creams. Since January 1, 1994, when we repositioned ourselves as a medical and pharmaceutical technology company, we have spent $8,366,069 on research and development.


     We will need significant funding to pursue our research, development and commercialization plans. The potential products upon which we intend to focus our current development efforts, including the Alprox-TD(R) and Femprox-TM-creams and the Viratrol(R) device, are in the research and development stage.
We have not begun to market or generate revenues from the commercialization of any of these products under development. Our products under development will require significant time-consuming and costly research, development, preclinical studies, clinical testing, regulatory approval and significant additional investment prior to their commercialization. There can be no assurance that the research and development activities funded by us will be successful, that products under development will prove to be safe and effective, that any of the preclinical or clinical development work will be completed, or that the anticipated products will be commercially viable or successfully marketed. In addition, there can be no assurance that we will be successful in obtaining regulatory approval or developing any additional products, that if successful, we will be able to attract sufficient capital to complete any development and commercialization undertaken or that any such development and commercialization will be successful.

     COMPUTER SYSTEMS AND YEAR 2000 ISSUES

     POTENTIAL DISRUPTION IN OPERATIONS DUE TO YEAR 2000 PROBLEMS. The Year 2000 issue concerns the potential exposures related to the automated generation of business and financial misinformation resulting from the application of computer programs which have been written using two digits, rather than four, to define the applicable year of business transactions. We have implemented a compliance review process and believe that we have adequately addressed the Year 2000 concerns as they relate to our internal information technology.

     While we believe the foregoing initiatives will minimize Year 2000 problems as pertaining to our internal operations, we may still be adversely impacted by Year 2000 issues as a result of problems relating to the state of preparedness of third parties outside our control.

     Our expenditures on our Year 2000 program initiatives to date have been nominal, and we do not anticipate any significant future costs with becoming Year 2000 compliant.

     RISKS. The failure to correct material Year 2000 problems could result in an interruption in, or a failure of, certain normal business activities or operations. Such failures could materially and adversely affect our results of operations, liquidity and financial condition. Due to the general uncertainty inherent in the Year 2000 problem, resulting in part from the uncertainty of the Year 2000 readiness of third parties, we are unable to determine at this time whether the consequences of failing to adequately address all Year 2000 concerns will have a material impact on our results of operations, liquidity or financial condition.

     Our operations are subject to numerous risks associated with the establishment and development of products based upon innovative or novel technologies. As a result, we must be evaluated in light of the problems, delays, uncertainties and complications encountered in connection with newly found businesses. Some of these unanticipated problems may include development, regulatory, manufacturing, distribution and marketing difficulties and be beyond our financial or technical abilities to resolve satisfactorily.

     This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our plans, objectives, expectations and intentions. Although we believe the statements and projections are based upon reasonable assumptions, actual results may differ from those that we have projected.

                                 OUR PROPERTIES

     In February, 1998, we relocated our principal executive offices to our current location in Robbinsville, NJ. We currently lease 5,540 square feet of space for $15,001 per month, pursuant to a five-year lease.

     Pursuant to our research agreement with the University of Kansas, which expires on August 31, 2000, we pay $61,740 for access to and use of laboratory space at the University's Higuchi Biosciences Center during the 12-month term of the research agreement.

     NexMed (Americas) Limited, leases 1,000 square feet of office space in Mississauga, Ontario, Canada for $850 per month pursuant to a month-to-month arrangement.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In October 1998, as part of the total consideration of $500,000 for 500 shares of common stock of New Brunswick Medical, Inc., a Delaware company and one of our subsidiaries, a private investor issued a $150,000 promissory note to New Brunswick Medical, Inc. The promissory note bore an interest at 4% per annum and was due on April 11, 1999. In June 1999, we acquired the private investor's 500 shares of common stock of New Brunswick Medical, Inc. in exchange for total consideration of approximately $500,000, consisting of 233,333 shares of our common stock, with an estimated fair market value of $350,000, and the forgiveness of the $150,000 note from the private investor.

     During 1998, Dr. Y. Joseph Mo, one of our officers and directors, advanced us an aggregate of $600,500 under an informal agreement. The advances bore interest at 12% per annum and were due at various intervals in 1999. During the three months ended June 30, 1999, we repaid an aggregate of $854,812 of advances and interest payment to Dr. Mo.

     At December 31, 1998, $217,441 of an unsecured, uncollateralized revolving line of credit with our former partner in the China joint venture was outstanding. The line of credit bore interest at 11% per annum and expired in September 2000. During 1998 and 1999, our former joint venture in China also paid rent and management fees to the China joint venture partner. In May 1999, we sold the joint venture.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     Our common stock has been quoted on the Over-the-Counter Bulletin Board since October 1995 under the symbol "NEXM." The following table sets forth, based on information received from the National Quotation Bureau, the high and low bid prices for our common stock for the quarters indicated. The quotations represent bid between dealers and do not include retail mark-up, mark-down or commissions, and do not represent actual transactions.



                           THREE MONTHS ENDED
           --------------------------------------------------------
           MARCH 31     JUNE 30   SEPTEMBER 30     DECEMBER  31
           --------     -------   ------------     ------------
1999

High       $ 2.4375     $ 1.875    $ 2.9375             --
Low          1.75         0.9375     0.9375             --

1998

High       $ 1.75       $ 4.125    $ 3.75          $ 3.625
Low          1.25         0.875      1.25             1.25

1997

High         2.875        3.00       2.875          3.125
Low          1.00         1.50       1.00            1.00



     As of December 15, 1999, there were 287 holders of record of 16,032,122 shares of our common stock.

     DIVIDENDS.

     We anticipate that for the foreseeable future, we will retain earnings for the development of our business. Accordingly, we do not anticipate paying dividends on our common stock in the foreseeable future. The payment of future dividends will be at the sole discretion of our board of directors and will depend on, among other things, (1) future earnings, (2) capital requirements,
(3) our general financial condition and (4) general business conditions.

                             EXECUTIVE COMPENSATION

     SUMMARY COMPENSATION TABLE

     The following table sets forth the compensation we paid during the fiscal years ended December 31, 1998 and 1997 to the Chief Executive Officer and our three other most highly compensated executive officers:


NAME AND POSITION                           FISCAL YEAR ANNUAL COMPENSATION
-----------------                           ----------- -------------------
Y. Joseph Mo, Ph.D ......................       1998       120,000
  Chairman of the Board of Directors            1997       120,000
  President and Chief Executive Officer         1996       120,000

Joseph M. Warusz (1) ....................       1998        34,615



                                                1997            --
                                                1996            --

 James L. Yeager, Ph.D ..................       1998       100,000
  Director, Vice-President of R&D and ...       1997       100,000
  of Business Development                       1996        20,000

Vivian H. Liu ...........................       1998        88,000
  Vice President, Chief Financial Officer       1997        87,333
  and Secretary                                 1996        63,666



----------

(1) Mr. Warusz was Vice President and Chief Financial Officer and received a salary of $100,000 per year from August 17, 1998 to July 30, 1999.


     EMPLOYMENT AGREEMENTS.

     We currently have no employment agreements with any of our executive officers.

     STOCK OPTION INFORMATION.

     The following table sets forth information concerning options granted during fiscal 1998 to the executives named in the Summary Compensation Table above.

                     STOCK OPTION GRANTS IN LAST FISCAL YEAR



Name                        Number of       % of Total                      Market Price of
                           Securities      Options Granted     Exercise       Underlying
                           Underlying      to Employees in     Price ($     Security on Date
                           Option Grants    Fiscal Year        Per Share)      of Grant            Expiration Date
                           -------------   --------------      ----------     --------            ---------------
Y. Joseph Mo, Ph.D           100,000          31.6               2.50           2.50                   2008

Joseph M. Warusz (3)         100,000          31.6               3.00           2.50                   2008
                               2,000           0.6               2.50           2.50                   2008

James L. Yeager, Ph.D         30,000           9.5               2.50           2.50                   2008

Vivian H. Liu                 15,000           4.7               2.50           2.50                   2008



----------
(1)  Estimated fair market value on date of grant (December 14, 1998.)
(2) Estimated fair value on the first date of Mr. Warusz' employment (August 17, 1998). Upon his employment with us, we granted Mr. Warusz options to purchase 100,000 shares of our common stock, exercisable for a ten-year term at $3.00 per share, through the NexMed, Inc. Stock Option and Long-Term Compensation Plan (see "Stock Option and Incentive Award Plans" below).
(3) On July 30, 1999, Mr. Warusz's employment with us was terminated. In accordance with the terms of the Stock Option and Long-Term Compensation Plan, all unvested options granted to Mr. Warusz thereunder expired on the date of his termination. Our board of directors extended by two weeks the 90 day period available under the Stock Option and Long-Term Incentive Compensation Plan from the date of termination of employment for Mr. Warusz to exercise all vested options granted to him thereunder. Mr. Warusz did not exercise any of his vested options prior to the expiration thereof.


                             FISCAL YEAR-END OPTIONS


                                         Number of Securities Underlying
                                         Unexercised Options at Fiscal        Value of Unexercised In-The-Money
                                         Year End [Exercisable                Options at Fiscal Year End
Name                                     (E)/Unexercisable (U)]               [Exercisable (E)/Unexercisable (U)](1)
----                                     -------------------------------      --------------------------------------
Y. Joseph Mo, Ph.D.                             860,000 (E)                         $  375,000 (E)
                                                300,000 (U)                            125,000 (U)

Joseph Warusz                                        0 (E)                                   0 (E)
                                               102,000 (U)                                   0 (U)

James L. Yeager, Ph.D.                         140,000 (E)                                   0 (E)
                                                70,000 (U)                                   0 (U)

Vivian H. Liu                                  175,000 (E)                             100,000 (E)
                                                80,000 (U)                              37,500 (U)



----------
(1) Based on a selling price of $1.50, the estimated fair market value at our common stock, for the three months ended December 31, 1998.

STOCK OPTION AND INCENTIVE AWARD PLANS.

     On December 4, 1996, we adopted (1) the NexMed, Inc. Stock Option and Long-Term Incentive Compensation Plan, for the purpose of attracting, retaining and maximizing the performance of executive officers and key employees, and (2) the NexMed, Inc. Recognition and Retention Stock Incentive Plan, for the purpose of attracting and retaining individuals with renown, ability and intelligence to serve as directors and consultants and to provide a direct link between the compensation of such individuals with shareholder value. We initially reserved 1,500,000 shares of our common stock for issuance of awards under the Stock Option and Long-Term Incentive Compensation Plan and 500,000 shares of our common stock for issuance of awards under the Recognition and Retention Stock Incentive Plan. On May 15, 1998, the shareholders approved an additional 1,500,000 shares of our common stock for awards under the Stock Option and Long-Term Incentive Compensation Plan and 500,000 shares of our common stock for awards under the Recognition and Retention Stock Incentive Plan.

     STOCK OPTION AND LONG-TERM INCENTIVE COMPENSATION PLAN. The Stock Option and Long-Term Incentive Compensation Plan provides for the grant of "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, non-statutory stock options, stock appreciation rights and restricted stock awards. Our board of directors' compensation committee, which we have not yet created, will eventually administer the

Stock Option and Long-Term Incentive Compensation Plan. The exercise price for non-statutory stock options may be equal to or less than 100 percent of the fair market value of shares of our common stock on the date of grant. The exercise price for incentive stock options may not be less than 100 percent of the fair market value of shares of our common stock on the date of grant (110 percent of fair market value in the case of incentive stock options granted to employees who hold more than ten percent of the voting power of our issued and outstanding shares of common stock). Options granted under the Stock Option and Long-Term Incentive Compensation Plan may not have a term of more than a ten-year period (five years in the case of incentive stock options granted to employees who hold more than ten percent of the voting power of our common stock) and generally vest over a three to five year period. Options terminate three months after we terminate the optionee's employment for any reason other than death, disability or retirement, and are not transferable by the optionee other than by will or the laws of descent and distribution.

         The Stock Option and Long-Term Incentive Compensation Plan also provides for grants of stock appreciation rights, or SARs, which entitle a participant to receive a cash payment, equal to the difference between the fair market value of a share of our common stock on the exercise date and the exercise price of an SAR. At the time of grant, our board of directors will determine in its discretion the exercise price of any SAR granted under the Stock Option and Long-Term Incentive Compensation Plan. SARs granted under the Stock Option and Long-Term Incentive Compensation Plan may not be exercisable for more than a ten year period. SARs generally terminate one month after we terminate the grantee's employment for any reason other than death, disability or retirement. Although our board of directors has authority to grant SARs, it currently has no plans to grant SARs.

         RECOGNITION AND RETENTION STOCK INCENTIVE PLAN. The Recognition and Retention Stock Incentive Plan provides for incentive award grants that are substantially similar to those made under the Stock Option and Long-Term Incentive Compensation Plan. Our board of directors' compensation committee will also eventually administer the Recognition and Retention Stock Incentive Plan. We may grant an eligible director or consultant selected for participation in this plan a non-statutory stock option, a stock appreciation right or restricted stock award. Incentive stock options will not be granted under this plan. The Recognition and Retention Stock Incentive Plan awards have vested immediately or over a three-year period and may be subject to attainment of performance goals, with all such terms to be specified in our written grant agreement with the award holder.

                          INDEX TO FINANCIAL STATEMENTS


Report of Independent Accountant...........................................  F-1

Audited Consolidated Financial Statements for Years Ended
   December 31, 1997 and 1998 with Accompanying Notes......................  F-2

Unaudited Condensed Consolidated Financial Statements for the

   Nine Months ended September 30, 1999 and Accompanying Notes.............  F-20


                        REPORT OF INDEPENDENT ACCOUNTANTS

March 19, 1999

To the Board of Directors and Stockholders of NexMed, Inc.

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of changes in stockholders' equity and of cash flows present fairly, in all material aspects, the financial position of NexMed, Inc. and its subsidiaries (the "Company") at December 31, 1998, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred operating losses since inception. These and other factors, as discussed in Note 1, raise substantial doubt about its ability to continue as a going concern. As such, the Company is dependent on capital infusions from existing and new investors to fund operations. Management's plans in regard to these matters are also described in Note 1. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

PricewaterhouseCoopers LLP
New York, New York

            AUDITED CONSOLIDATED FINANCIAL STATEMENTS FOR YEARS ENDED
                           DECEMBER 31, 1997 AND 1998

NexMed, Inc.
Consolidated Balance Sheet                                     December 31, 1998


Assets
     Current Assets
     Cash and cash equivalents                                       $  1,681,336
     Accounts receivable, net of allowance for doubtful
       accounts of $157,040                                             1,289,483
     Inventories                                                          699,651
     Prepaid expenses and other current assets                            193,261
                                                                     ------------

         Total current assets                                           3,863,731

     Fixed assets, net                                                  1,867,517

     Intangible assets, net of accumulated amortization of $60,300        193,380
                                                                     ------------

            Total assets                                             $  5,924,628
                                                                     ============

Liabilities and Stockholders' Equity
Current liabilities
     Line of credit                                                  $  2,174,412
     Notes payable                                                      2,524,313
     Due to officer                                                       600,500
     Due to joint venture partner                                         217,441
     Accounts payable                                                   1,275,982
     Accrued interest                                                     639,654
     Accrued expenses                                                     161,765
                                                                     ------------

            Total current liabilities                                   7,594,067
                                                                     ------------

Minority interest                                                         720,998
                                                                     ------------
Commitments and contingencies (Notes 1,3,7,8,9 and 14)
Stockholders equity:
     Preferred stock $.001 par value, 10,000,000 shares
       authorized, none issued and outstanding                                 --
     Common stock, $.001 par value, 40,000,000 shares
       authorized, 8,401,783 shares issued and outstanding                  8,402
     Additional paid-in capital                                        10,770,214
     Cumulative translation adjustment                                    (44,284)
     Accumulated deficit                                              (12,960,436)
                                                                     ------------
                                                                       (2,226,104)

Less:  Deferred compensation                                              (14,333)
     Note receivable - related party                                     (150,000)
                                                                     ------------

             Total stockholders' equity                                (2,390,437)
                                                                     ------------

             Total liabilities and stockholders' equity              $  5,924,628
                                                                     ============



        The accompanying notes are an integral part of these consolidated financial statements.

NexMed, Inc.
Consolidated Statement of Operations

                                                     For the Year Ended
                                                         December 31

                                                      1998            1997
Revenue
      Product sales                              $  5,709,083    $         --
      License fees                                         --          56,175
                                                 ------------    ------------

                                                    5,709,083          56,175
                                                 ------------    ------------

Costs and expenses
      Cost of products sold                         5,186,308              --
      Selling, general and administrative           2,635,114       1,824,857
      Research and development                      2,302,148       2,078,517
                                                 ------------    ------------

            Total costs and expenses               10,123,570       3,903,374
                                                 ------------    ------------

Loss from operations                               (4,414,487)     (3,847,199)

Interest income                                       (15,878)             --
Interest expense                                      616,215          10,267
                                                 ------------    ------------

Loss before minority interest                      (5,014,824)     (3,857,466)
Minority interest                                     235,822              --
                                                 ------------    ------------

            Net loss                               (4,779,002)     (3,857,466)

Other comprehensive loss
      Foreign currency translation adjustments        (44,284)             --
                                                 ------------    ------------

            Comprehensive loss                   $ (4,823,286)   $ (3,857,466)

Basic and diluted loss per share                 $       (.64)   $       (.63)
                                                 ============    ============

Weighted average common shares outstanding
      used for basic and diluted
      loss per share                             $  7,505,588    $  6,077,475
                                                 ============    ============

   The accompanying notes are an integral part of these consolidated financial statements.

NexMed, Inc.
Consolidated Statement of Changes in Cash Flows

                                                                     For the Year Ended
                                                                        December 31,

                                                                   1998           1997
Cash flows from operating activities
         Net (loss)                                            (4,779,002)   $(3,857,466)
Adjustments to reconcile net loss to net cash
         from operating activities
         Depreciation and amortization                            341,217         31,684
         Minority interest                                       (235,822)            --
         Noncash compensation expense                             137,883        181,984
         Noncash interest expense                                  70,100          2,519
         Increase in accounts receivable                       (1,289,483)            --
         Increase in inventories                                 (699,651)            --
         Increase in prepaid expense                             (124,007)       (39,254)
         Increase in accounts payable and accrued expenses      1,405,189        599,184
                                                              -----------    -----------

                      Net cash used in operating activities    (5,173,576)    (3,049,173)
                                                              -----------    -----------

Cash flows from investing activities
         Capital expenditures                                    (498,758)      (147,135)
         Increase in notes receivable - related party            (150,000)            --
         Advances to joint ventures                             1,870,000     (1,570,000)
                                                              -----------    -----------

                      Net cash used in investing activities     1,221,242     (1,717,135)
                                                              -----------    -----------
Cash flows from financing activities
         Net borrowings under line of credit                    2,174,412             --
         Net decrease in due to joint venture partner            (522,075)            --
         Increase in due to offices                               600,500             --
         Issuance of common stock, net of offering costs        2,675,625      2,101,220
         Sale of stock by subsidiary                              500,000             --
         Issuance of notes payable                                685,735      2,628,700
         Repayment of notes payable                              (658,000)       (25,000)

                      Net cash from financing activities        5,456,197      4,704,920

Effect of foreign exchange on cash                                 44,284             --
                                                              -----------    -----------

Net (decrease) increase in cash and cash equivalents            1,548,147        (61,388)
Cash and cash equivalents
Beginning of period                                               133,189        194,577
End of period                                                 $ 1,681,336    $   133,189
                                                              ===========    ===========

   The accompanying notes are an integral part of these consolidated financial statements.

NexMed, Inc.
Consolidated Statement of Changes in Stockholders' Equity

                                                            Common         Common       Additional
                                                            Stock           Stock         Paid-In       Accumulated
                                                          (Shares)         (Amount)      Capital          Deficit
Balance at December 31, 1996                             5,07l,348    $     5,07l    $  4,847,032    $ (4,323,968)

Issuance of common stock for cash                        1,062,500          1,062       2,093,908              --
Issuance of common stock with note payable                   7,500              8          14,992              --
Issuance of common stock
      upon conversion of note payable                       13,750             14          27,486              --
Issuance of common stock
      upon exercise of stock options                        25,000             25           6,225              --
Issuance of compensatory options to consultants                 --             --         129,400              --
Issuance of warrants with notes payable                         --             --         137,410              --
Issuance of compensatory warrants to a consultant               --             --          44,000              --
Amortization of deferred compensation expense
Net loss                                                        --             --              --      (3,857,466)
                                                         ---------    -----------    ------------    ------------

Balance at December 31, 1997                             6,180,098          6,180       7,300,453      (8,181,434)

Issuance of common stock for cash                        1,790,167          1,790       2,602,585              --
Issuance of common stock upon
      conversion of notes payable                          120,400            120         150,380              --
Embedded discount on convertible notes payable                  --             --          70,100              --
Issuance of common stock
      upon exercise of stock options                       285,000            285          70,965              --
Issuance of common stock for services                       51,038             51          63,747              --
Issuance of compensatory options to consultants                 --             --          36,960              --
Shares cancelled in settlement                             (25,000)           (25)             25              --
Sale of stock by subsidiary                                     --             --         475,000              --
Issuance of note receivable - related party                     --             --              --              --
Amortization of deferred compensation expense                   --             --              --              --
Cumulative translation adjustment                               --             --              --              --
Net loss                                                        --             --              --      (4,779,002)
                                                         ---------    -----------    ------------    ------------
Balance at December 31, 1998                             8,401,783    $     8,402    $ 10,770,214    $(12,960,436)
                                                         =========    ===========    ============    ============

                                                         Cumulative                       Note           Total
                                                        Translation     Deferred        Receivable    Stockholders
                                                         Adjustment    Compensation   Related Party     Equity
Balance at December 31, 1996                            $     --        $(60,602)    $      --      $   468,073

Issuance of common stock for cash                             --              --            --        2,094,970
Issuance of common stock with note payable                    --              --            --           15,000
Issuance of common stock
      upon conversion of note payable                         --              --            --           27,500
Issuance of common stock
      upon exercise of stock options                          --              --            --            6,250
Issuance of compensatory options to consultants               --         (81,600)           --          129,400
Issuance of warrants with notes payable                       --              --            --          137,410
Issuance of compensatory warrants to a consultant             --              --            --           44,000
Amortization of deferred compensation expense                 --          90,204            --               --
Net loss                                                      --              --            --       (3,857,466)
                                                        --------        --------     ---------      -----------

Balance at December 31, 1997                                  --         (51,458)           --         (926,259)

Issuance of common stock for cash                             --              --            --        2,604,375
Issuance of common stock upon
      conversion of notes payable                             --              --            --          150,500
Embedded discount on convertible notes payable                --              --            --           70,100
Issuance of common stock
      upon exercise of stock options                          --              --            --           71,250
Issuance of common stock for services                         --              --            --           63,798
Issuance of compensatory options to consultants               --         (25,800)           --           11,160
Shares cancelled in settlement                                --              --            --               --
Sale of stock by subsidiary                                   --              --            --          475,000
Issuance of note receivable - related party                   --              --      (150,000)        (150,000)
Amortization of deferred compensation expense                 --          62,925            --           62,925
Cumulative translation adjustment                         (44,284)            --            --          (44,284)
Net loss                                                                      --            --       (4,779,002)
                                                         --------       --------     ---------      -----------
Balance at December 31, 1998                             $(44,284)      $(14,333)    $(150,000)     $(2,390,437)
                                                         ========       ========     =========      ===========


   The accompanying notes are an integral part of these consolidated financial statements.

NexMed, Inc.
Notes to Consolidated Financial Statements
December 31, 1998 and 1997

              1.  Organization and Basis of Presentation

                  Organization

              The Company, formerly known as BioElectric, Inc. and previously as Target Capital, Inc., was incorporated in Nevada in 1987. In January 1994, the Company began research and development of a device for the treatment of herpes simplex. The Company, since 1995, has conducted research and development both domestically and abroad on proprietary pharmaceutical products, with the goal of growing through acquisition and development of pharmaceutical products and technology. Prior to January 1994, the Company was engaged in other businesses which were not successful.

              The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. Since its inception, the Company has incurred cumulative net operating losses of $12,960,436 and expects to incur substantial additional losses in completing the research, development and commercialization of its technologies. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The Company's ability to continue as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations as they come due. Management is actively pursuing various options which include securing additional equity and/or debt financing and believes that sufficient funding will be available to meet its planned business objectives. The financial statements do not include any adjustments relating to the recoverability of the carrying amount of recorded assets or the amount of liabilities that might result from the outcome of these uncertainties.

              2.  Summary of Significant Accounting Principles

              Significant accounting principles followed by the Company in preparing its financial statements are as follows:

              Principles of consolidation

              The consolidated financial statements include the accounts of the Company and its majority and wholly owned subsidiaries. All significant intercompany transactions have been eliminated.

              Translation of foreign currencies

              The functional currency of the Company's foreign subsidiaries is the local currency. Assets and liabilities of the Company's foreign subsidiaries are translated to United States dollars based on exchange rates at the end of the reporting period. Income and expense items are translated at average exchange rates prevailing during the reporting period. Translation adjustments are accumulated in a separate component of stockholder's equity. Transaction gains or losses are included in the determination of income.

              Cash and cash equivalents

              For purposes of the statement of cash flows, cash equivalents represent all highly liquid investments with an original maturity date of three months or less.

              Fair value of financial instruments

              The carrying value of cash and cash equivalents, notes payable and accounts payable and accrued expenses approximates fair value due to the relatively short maturity of these instruments.

              Equipment

              Depreciable assets are stated at cost less accumulated depreciation. Depreciation is provided on a straight-line basis over the estimated useful lives of the assets, generally five to ten years.

              Inventories

              Inventories are stated at the lower of cost (determined on a weighted average basis) or market value.

              Intangible assets

              Intangible assets include the costs of trademarks and licenses for the manufacture of pharmaceutical products and are amortized on a straight-line basis over their estimated useful life of 10 years.

              Revenue recognition

              Revenues from product sales are recognized upon delivery of products to customers, less allowances for estimated returns and discounts. Revenues from license fees are recognized when earned in accordance with the underlying agreement.

              Research and development

              Research and development costs are expensed as incurred and include the cost of third parties who conduct research and development, pursuant to development and consulting agreements, on behalf of the Company.

              Income taxes

              Income taxes are accounted for under the asset and liability method. Deferred income taxes are recorded for temporary differences between financial statement carrying amounts and the tax basis of assets and liabilities. Deferred tax assets and liabilities reflect the tax rates expected to be in effect for the years in which the differences are expected to reverse. A valuation allowance is provided if it is more likely than not that some or all of the deferred tax asset will not be realized.

              Loss per common share

              Effective December 31, 1997, the Company adopted Financial Accounting Standards No. 128, "Earnings Per Share" ("FAS 128") which requires presentation of basic earnings per share ("Basic EPS") and diluted earnings per share ("Diluted EPS") by all entities that have publicly traded common stock or potential common stock (options, warrants, convertible securities or contingent stack arrangements). Basic EPS is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period. The computation of diluted EPS does not assume conversion, exercise or contingent exercise of securities that would have an antidilutive effect on earnings.

              At December 31, 1998 and 1997, outstanding options to purchase 2,676,700 and 2,930,000 shares of common stock, respectively, with exercise prices ranging from $.25 to $3.00 have been excluded from the computation of diluted loss per share as they are antidilutive. Outstanding warrants to purchase 200,000 and 1,100,000 shares of common stock, respectively, with exercise prices ranging from $2.00 to $4.00 have also been excluded from the computation of diluted loss per share as they are antidilutive. Additionally, 500,000 common shares issuable upon conversion of notes payable have also been excluded from the computation of diluted loss per share at December 31, 1998, as they are antidilutive.

              Accounting estimates

              The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

              Accounting for stock based compensation

              As provided by SFAS 123, the Company has elected to continue to account for its stock-based compensation programs according to the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly, compensation expense has been recognized to the extent of employee or director services rendered based on the intrinsic value of compensatory options or shares granted under the plans. The Company has adopted the disclosure provisions required by SFAS 123.

              Concentration of credit risk

              From time to time, the Company maintains cash in bank accounts that exceed the FDIC insured limits. In addition, approximately $1,500,000 of the Company's cash and cash equivalents balance at December 31, 1998 is located in a Chinese bank. The Company has not experienced any losses on its cash accounts.

              Supplemental cash flow information

              The Company paid interest of $10,000 and $19,873 in 1998 and 1997, respectively.

              In December 1998, holders of an aggregate principal amount of $150,500 elected to convert the principal amount of such notes into 120,400 shares of the Company's common stock.

              In February 1997, a holder of a $25,000 note payable elected to convert the principal and accrued but unpaid interest, in the amount of $2,500 thereon, into 13,750 shares of the Company's common stock.

              Comprehensive income

              Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 30, "Reporting Comprehensive Income" ("FAS 130"), which requires the presentation of the components of comprehensive income in the company's financial statements. Comprehensive income is defined as the change in the company's equity during a financial reporting period from transactions and other circumstances from non-owner sources (including cumulative translation adjustments, minimum pension liabilities and unrealized gains/losses on available for sale securities). The adoption of FAS 130 did not have a material impact on the Company's financial statements.

              Segment reporting

              Effective January 1, 1998 the Company adopted Statement of Financial Accounting Standards No. 131, "Disclosure about Segments of an Enterprise and Related Information" ("FAS 131"), which requires disclosure of information about operating segments in annual financial statements for reporting periods beginning subsequent to December 15, 1997. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. See Note 15 for additional disclosures regarding segments and geographic information.

              3.  Joint Venture Agreements

              In July 1997, the Company, through its wholly-owned subsidiary, NexMed (Asia) Limited, entered into an agreement to form a Chinese joint-venture company, NexMed Pharmaceuticals (Zhongshan) Ltd. (the "JV") with Zhongshan Xiaolan Pharmaceuticals Factory (the "JV Partner"). In September 1997, the JV received all necessary Chinese government approvals. Under the terms of the agreement, the Company was required to make an initial contribution of $2,170,000, and is required to make additional contributions of $700,000 and $630,000 by September 1999 and 2000, respectively, in exchange for a 70% equity interest in the JV. Effective January 1, 1998, the Company completed its first year funding requirement of $2,170,000 and, as a result, the financial position and results of operations of the JV are included in the consolidated financial statements of the Company as of January 1, 1998.

              During 1996, the Company, through its wholly-owned subsidiary, NexMed International Limited, entered into an agreement to form a Chinese joint-venture company with Guangdong Pharmaceuticals and Health Products Import-Export Company and Zhongshan Shiqi

              Pharmaceutical Factory (the "Guangdong JV"). In July 1997, the Company and its Guangdong JV partners terminated their agreement to form the Guangdong JV. In September 1997, $300,000 which the Company had advanced to its Guangdong JV partners to form the Guangdong JV was returned.

              4.  New Brunswick Medical

              In September 1998, the Company through its wholly owned subsidiary, NexMed (USA), Inc., organized New Brunswick Medical, Inc. ("NBM"), a Delaware corporation. NexMed (USA), Inc. transferred to NBM its rights to develop, manufacture and market the Viratrol herpes treatment device in the U.S. in exchange for 9,500 shares of NBM common stock. In October 1998, NBM sold 500 shares of its common stock to a private investor in exchange for $500,000. $475,000 of such amounts is included as additional paid-in capital in the company's consolidated financial statements. The remaining $25,000, representing the private investors 5% interest in NBM, is included as minority interest.

              Also in October 1998, NBM loaned $150,000 to the private investor who purchased shares in October (see Note 9).

              5.  Inventories

              Inventories at December 31, 1998 are comprised of the following:

              Raw materials                         $   204,274
              Work in progress and finished goods       495,377
                                                    -----------

                                                    $   699,651
                                                    -----------
              Furniture and fixtures                    237,301
              Transportation equipment                  107,349
              Leasehold improvements                     20,140
              Construction in progress                  442,835
                                                    -----------

                                                      2,111,743

              Less: accumulated depreciation           (244,226)
                                                       --------
                                                    $ 1,867,517
                                                    ===========

              7.  Line of Credit

              In July 1998, the JV entered into an RMB 13 million (approximately $1,570,000) revolving line of credit with a Chinese financial institution and in September 1998, an additional RMB 5 million (approximately $600,000) was approved under the line of credit. The line of credit is renewable annually, subject to approval by both parties, and bears interest at 7.623% per annum. The line is also guaranteed by the JV Partner.

              8.  Notes Payable

              Notes payable at December 31, 1998 are comprised of the following:

              Unsecured notes payable               $1,524,313
              Unsecured convertible notes payable    1,000,000
                                                     ---------

                                                    $2,524,313

              In January 1997, the Company issued a $100,000 convertible promissory note bearing interest at 10% per annum. The note was initially due on December 31, 1997 and the note holder had the right to convert the unpaid note into common stock at a conversion price of $2.50 per share. In conjunction with the issuance of the note, the Company granted the purchaser of such note 7,500 shares of common stock. The Company valued these shares at $15,000 ($2.00 per share) which was accounted for as debt discount and amortized over the life of the note. In January 1998, the Company and the holder of such note agreed to extend the term until January 1, 1999, increase the interest rate to 12% per annum and lower the conversion price to $1.25 per share. The Company has recorded additional interest expense of $60,000, based upon the difference between the fair value of the common stock ($2.00 per share) and the conversion price. In December 1998, the note holder elected to convert the principal amount of the note into 80,000 shares of the Company's common stock.

              In November 1997, the Company issued a $458,700 promissory note. The principal amount of the note, together with interest in the amount of $24,400, was initially due on January 14, 1998. In January 1998, the Company and the holder of the note agreed to roll-over the outstanding principal and interest into a new note in the aggregate principal amount of $483,100, which bore interest at 12% per annum and was payable, together with accrued but unpaid interest, in July 1998. In June 1998, the Company repaid $200,000 of the $483,100 promissory note and the Company and the note holder agreed to roll-over the remaining outstanding principal and unpaid interest, in the amount of $23,200 into a new note. The new note in the principal amount of $306,300, bears interest at 12% per annum and is payable, together with accrued but unpaid interest, in December 1998. In December 1998, the holder of the note agreed to roll-over the outstanding principal and unpaid interest into a new note, in the aggregate principal amount of $324,678. This new note bears interest at 12% per annum and is payable, together with accrued but unpaid interest, in June 1999. The note holder has the right to request payment of the note if the Company raises additional equity capital in excess of $3,000,000.

              In November 1997, the Company completed a private placement of unsecured subordinated notes bearing interest at 6% per annum (the "6% Notes"), in the cumulative principal amount of $1,820,000. The 6% Notes, together with accrued but unpaid interest thereon, were due on November 16, 1998. In conjunction with the issuance of the 6% Notes, the Company granted warrants to purchase shares of the Company's common stock to the holders of the 6% Notes and to a placement agent (see Note 12). In November 1998, holders of an aggregate principal amount of $1,000,000 of the 6% Notes agreed to extend the maturity date of their notes until November 16, 1999. In addition, the interest rate on such notes was increased to 10% and the holders were given the option to convert their notes into common stock at a conversion price of $2.00 per share. The Company is in default of the repayment terms of the remaining 6% Notes, in the aggregate principal amount of $820,000.

              In January 1998, the Company issued a $100,000 promissory note. The note bears interest at 15% per annum and is due in January 1999. The note holder has the right to request payment of the note if the Company raises additional equity capital in excess of $1,000,000. The Company is in default of the repayment terms of the note. In January 1999, the holder of the note agreed to roll-over the outstanding principal and unpaid interest into a new note, in the aggregate principal amount of $115,000. The new note bears interest at 12% per annum and is payable, together with accrued but unpaid interest, in June 1999.

              In July 1998, the Company's wholly-owned subsidiary, NexMed (Asia) Limited, issued a promissory note in the principal amount of approximately $28,000. The note bears interest at 12% and is payable, together with accrued interest, in January 1999. In January 1999, the holder of the note agreed to roll-over the outstanding principal and unpaid interest into a new note, in the aggregate principal amount of approximately $29,700. The new note bears interest at 12% per annum and is payable, together with accrued but unpaid interest, in January 2000.

              In July and August 1998, the Company issued promissory notes in the aggregate principal amount of $131,750. The notes bear interest at rates ranging from 12% to 15% per annum and are payable together with accrued interest on various dates through February 1999. The holders of the notes agreed to roll-over the outstanding principal and unpaid interest into new notes, in the aggregate principal amount of $138,718. The new notes bear interest at rates ranging from 12% to 15% per annum and is payable, together with accrued but unpaid interest, on various dates through January 2000. The note holders have the right to request payment of the note if the Company raises additional equity capital in excess of $1,000,000.

              In October 1998, the Company issued a promissory note in the aggregate principal amount of $120,000. The note bears interest at 15% per annum and is payable together with accrued interest in January 1999. In January 1999, the holder of the note agreed to roll-over the outstanding principal and unpaid interest into a new note, in the aggregate principal amount of $124,500. The new note bears interest at 15% per annum and is payable, together with accrued but unpaid interest, in July 1999. The note holder has the right to request payment of the note if the Company raises additional equity capital in excess of $1,000,000.

              In November 1998, the Company issued a convertible promissory note in the principal amount of $50,500. The note bore interest at 18% per annum and was convertible into shares of the Company's common stock at a conversion price of $1.25 per share. The Company has recorded additional interest expense of $10,100, which is based upon the difference between the fair value of the common stock ($1.50 per share) and the conversion price. In December 1998, the note holder elected to convert the principal amount of the note into 40,400 shares.

              9.  Related Party Transactions

              In October 1998, NBM was issued a $150,000 promissory note from the private investor who purchased shares of NBM's Common Stock (see Note 4). The note bears interest at 4% per annum and is due in April 1999.

              On various dates during 1998, the Company was advanced an aggregate of $600,500 from an officer and director of the Company under an informal agreement. The advances bear interest at 12% per annum and are due at various dates in 1999.

              At December 31, 1998, $217,441 of an unsecured, uncollateralized revolving line of credit with the JV Partner was outstanding. The line of credit bears interest at 11.1% per annum and expires in September 2000.

              During 1998, the JV paid approximately $253,000 and $106,000 in rent and management fees, respectively, to the JV Partner.

              10. Common Stock

              During 1998, the Company issued 1,790,167 shares of its common stock in a number of private placement transactions, raising proceeds of $2,604,375.

              In April 1998, the Company issued 51,038 shares of common stock to consultants in exchange for services. The Company has recorded approximately $63,798 of expense based upon the estimated fair value of the Company's common stock at the time of issuance.

              During 1998, options to acquire 285,000 shares of common stock at $.25 per share were exercised. The Company received net proceeds of $71,250.

              During 1998, a stockholder returned 25,000 shares of the Company's common stock in settlement of an outstanding dispute. The returned shares were cancelled by the Company.

              In February 1997, the holder of a $25,000 note payable elected to convert the principal and interest due into 13,750 shares of common stock.

              In February 1997, the Company completed a private placement of 1,062,500 shares of common stock at $2.00 per share in a private placement, receiving net proceeds of $2,094,970.

              11. Stock Options

              In November 1995, the Company granted options to certain officers and directors to purchase up to 560,000 shares of its common stock at an exercise price of $0.25 per share, which was the estimated fair value of the common stock at that time. The vesting of these options is contingent upon reaching certain market capitalization levels, as defined in the option agreements. 135,000 options vest if market capitalization reaches $2,000,000 by December 31, 1997 and an additional 135,000, 140,000 and 150,000 options vest if market capitalization reaches $3,000,000, $5,000,000 and $10,000,000, respectively, by December 31, 1998. These options expire on December 1, 2002. During 1996, the market capitalization, as defined, of the Company exceeded $5,000,000, resulting in the vesting of 410,000 of these options and the recording of $665,000 of expense. During 1998, the period to reach a market capitalization of $10,000,000 was extended to December 1999 for 130,000 of these options.

              During October 1996 the Company adopted a Non-Qualified Stock Option Plan ("Stock Option Plan") and reserved 100,000 shares of common stock for issuance pursuant to the Plan. During December 1996, the Company also adopted The NexMed, Inc. Stock Option and Long-Term Incentive Compensation Plan ("the Incentive Plan") and The NexMed, Inc. Recognition and Retention Stock Incentive Plan ("the Recognition Plan"). A total of 2,000,000 shares were set aside for these two plans. In July 1997, the Board of Directors increased the number of shares reserved for the Incentive Plan and Recognition Plan to a total of 4,000,000.

              During 1997, the Company granted 475,000 options to employees and directors under the Incentive Plan at an exercise price of $2.00 per share, which was the estimated fair value of the common stock on the date of grant. 400,000 of such options vest in equal installments over five years and 75,000 of such options vest in equal installments over three years. All of such options expire in 2007.

              During 1997, the Company granted 85,000 options to a director and a consultant under the Recognition Plan at an exercise price of $2.00 per share, which was the estimated fair value of the common stock on the date of grant. 10,000 of such options are immediately exercisable and the remaining 75,000 options vest in equal installments in December 1997, 1998 and 1999 and expire in 2007. During the year ended December 31, 1997, the Company recognized $81,600 in deferred compensation expense related to these options which is being amortized over the vesting period.

              During 1997, the Company also granted 50,000 options to a consultant under the Recognition Plan at an exercise price of $2.00 per share, which was the estimated fair value of the common stock on the date of grant. The options are immediately exercisable and expire in 2007. The Company has recorded $47,800 in expense related to these options during the year ended December 31, 1997.

              During 1998, the Company granted 316,700 options to employees under the Incentive and Recognition Plans. The exercise prices of the options range from $2.00 to $3.00 per share based upon the fair market value of the common stock on the date of grant. 167,700 of such options were immediately vested, the remaining 149,000 of such options vest over periods ranging from 3 to 5 years. All of such options expire ten years from the date of grant.

              Also during 1998, the Company granted 80,000 options to acquire shares of the Company's common stock to consultants under the Recognition Plan. The exercise prices of the options range from $2.00 to $2.50 per share, based upon the estimated fair value of the Company's common stock on the date of grant. The Company has recorded a total of $36,960 of expense related to these options during the year ended December 31, 1998.

              A summary of stock option activity is as follows:


                                                         Weighted
                                                         Average
                                           Number of     Exercise
                                              Shares       Price
Outstanding at December 31, 1996           2,515,000    $   1.36
    Granted                                  600,000    $   2.00
Exercised                                    (25,000)   $    .25
    Forfeited                               (100,000)   $   2.00
    Cancelled                                (60,000)   $   2.00
                                                        --------

Outstanding at December 31, 1997           2,930,000    $   1.49
    Granted                                  396,700    $   2.51
    Exercised                               (285,000)   $    .25
    Forfeited                                (80,000)   $    .25
    Cancelled                               (285,000)   $   2.00
                                                        --------

Outstanding at December 31, 1998           2,676,700    $   1.73
                                          ==========    ========

Exercisable at December 31, 1998           1,792,700    $   1.66
                                          ==========    ========

Options available for grant at
December 31, 1998                                      1,873,300
                                                       =========


The following table summarizes information about options outstanding at December
                                    31, 1998:

                                  Options Outstanding                          Options Exercisable
                   -------------------------------------------------    -------------------------------
                                  Weighted Average
   Range of           Number         Remaining        Weighted Average    Number       Weighted Average
Exercise Prices    Outstanding    Contractual Life     Exercise Price   Exercisable     Exercise Price
      $ .25            510,000       3.9 years              $ .25          380,000          $ .25
       1.00             40,000       7.8 years               1.00           40,000           1.00
  2.00-3.00          2,126,700       8.1 years               2.10        1,372,700           2.06
                     ---------                              -----        ---------          -----
                     2,676,700                              $1.73        1,792,700          $1.66
                     =========                              =====        =========          =====

Had compensation cost for option grants to employees pursuant to the Company's stock option plans been determined based upon the fair value at the grant date for awards under the plan consistent with the methodology prescribed under FAS 123, the Company's net loss and net loss per share, for the years ended December 31, 1998 and 1997, would have been increased by approximately $803,200 and $455,200, respectively, or $.11 and $.07 per share, respectively.

The fair value of each option and warrant (see Note 12) is estimated on the date of grant using the Black-Scholes option-pricing model. The following assumptions were used in the model:

Dividend yield        0.0%
Risk-free yields      5.89% - 6.71%
Expected volatility   65.0% - 80.0%
Option terms          1-10 years



12.      Warrants

During November 1996, the Board of Directors approved the issuance of warrants to purchase 150,000 shares of common stock at $1.00 per share to its outside legal counsel as consideration for legal services performed relating to the sale of common stock in November 1997 and other matters. The estimated fair value of the Company's common stock was $2.00 per share at that time. The warrants have a term of ten years and vest in equal installments over a three-year period. The issue of these warrants resulted in additional legal expense of $109,500 in 1996. No warrants have been exercised as of December 31, 1998.

In conjunction with the issuance of the 6% Notes (see Note 8), the note holders received warrants to purchase 455,000 shares of the Company's common stock at an exercise price of $4.00. The warrants are immediately exercisable and have a term of one year. The estimated fair value of the Company's common stock was $2.00 per share at the time of issuance. The Company has valued the warrants at $68,705 which has been accounted for as a debt discount and is being amortized over the life of the 6% Notes. Additionally, the Company issued 455,000 warrants to purchase shares of the Company's common stock at an exercise price of $4.00 per share to a placement agent. The warrants are immediately exercisable and have a term of one year. The estimated fair value of the Company's common stock was $2.00 per share at the time of issuance. The Company has valued the warrants at $68,705, which was classified as debt issuance costs and amortized over the life of the 6% Notes. These warrants expired in November 1998.

In December 1997, the Company issued warrants to purchase 50,000 shares of common stock at $4.00 per share to a consultant. The estimated fair value of the Company's common stock was $2.00 per share at the time of issuance. The warrants have a term of five years and are immediately exercisable. The Company recognized expense of $44,000 for the year ended December 31, 1997 related to these warrants.

13.      Income Taxes

The Company has incurred losses since inception which have generated net operating loss carryforwards of approximately $12,500,000 for federal and state income tax purposes. These carryforwards are available to offset future taxable income and expire beginning in 2011 for federal income tax purposes. Internal Revenue Code Section 382 places a limitation on the utilization of Federal net operating loss carryforwards when an ownership change, as defined by tax law, occurs. Generally, an ownership change, as defined, occurs when a greater than 50 percent change in ownership takes place during any three-year period. The actual utilization of net operating loss carryforwards generated prior to such changes in ownership will be limited, in any one year, to a percentage of fair market value of the Company at the time of the ownership change. Such a change may have already resulted from the additional equity financing obtained by the Company since its formation.

The net operating loss carryforwards result in a noncurrent deferred tax benefit at December 31, 1998 of approximately $5,000,000. In consideration of the Company's accumulated losses and the uncertainly of its ability to utilize this deferred tax benefit in the future, the Company has recorded a valuation allowance of an equal amount on such date to fully offset the deferred tax benefit amount.

For the years ended December 31, 1998 and 1997, the Company's effective tax rate differs from the federal statutory rate principally due to net operating losses and other temporary differences for which no benefit was recorded, state taxes and other permanent differences.

14.      Commitments and Contingencies

The Company is a party to several short-term consulting and research agreements which, generally, can be cancelled at will by either party.

The Company leases office space under operating lease agreements expiring in February 2003. Future minimum payments under noncancellable operating leases with initial or remaining terms of one year or more, consist of the following at December 31, 1998:



   1999                    $  441,100
   2000                       401,100
   2001                       384,000
   2002                       384,000
   2003                       211,800
                           ----------

Total                      $1,822,000
                           ==========

The Company also leases office space under a short-term lease agreement. Rent expense was $344,200 and $75,200 in 1998 and 1997, respectively.

Litigation

In January 1997, a complaint was filed against the Company by a corporation claiming breach of contract, unjust enrichment and anticipatory breach of contract relating to a marketing and consulting agreement. The corporation requested damages of $388,062, plus interest, costs and attorney's fees. In November 1997, the claim was dismissed without prejudice on procedural grounds. Counsel for the plaintiff has indicated that the plaintiff intends to file an amended compliant. The Company believes that this claim is without merit and, should an amended complaint be filed and served, intends to defend its position vigorously and that any potential loss is not material to the financial position or results of operations of the Company.

15.      Segment and Geographic Information

In 1998, the Company adopted FAS 131, "Disclosures about Segments of an Enterprise and Related Information". FAS 131 establishes standards for reporting information regarding operating segments and related disclosures about products and services, geographic areas and major customers.

The Company is active in one business segment: designing, developing, manufacturing and marketing pharmaceutical products. The Company maintains development and marketing operations in the United States, Hong Kong, Canada and China. The Company also maintains a manufacturing facility through the JV in China.

Geographic segment data

Geographic information as of December 31, 1998 and 1997 are as follows:


                                         1998              1997
Net revenues
        United States               $        --      $    56,175
        China                         5,709,083               --

        Other foreign countries              --               --


                                    $ 5,709,083      $    56,175
                                    ===========      ===========

Net loss
       United States                $(3,743,963)     $(3,373,414)
       China                           (544,939)              --
       Other foreign countries         (490,100)        (484,052)
                                                     -----------

                                    $(4,779,002)     $(3,857,466)

Total assets
       United States                $   277,119      $ 2,189,300
       China                          5,539,329               --
       Other foreign countries          108,180          143,612
                                    -----------      -----------


                                      F-18



                                    $ 5,924,628      $ 2,332,912
                                    ===========      ===========



16.      Subsequent Events

On March 29, 1999, the Company's wholly-owned subsidiary, NexMed International, entered into a stock purchase agreement (the "Purchase Agreement") with Vergemont International Limited ("Vergemont") for the sale of all of the issued and outstanding capital stock of NexMed (Asia) Limited and warrants to acquire 2,000,000 shares of the Company's common stock for total consideration of $2,000,000 in cash by April 28, 1999 and $2,000,000 in promissory notes. Both parties have agreed that if the Company does not receive a total of $2,000,000 in cash by April 28, 1999, the Company will return any payment made by Vergemont and the Purchase Agreement will be null and void. The remaining $2,000,000 of consideration will be evidenced by two promissory notes, each in the principal amount of $1,000,000, which are due on November 12, 1999 and June 30, 2000, respectively. The warrants issued to Vergemont are exercisable at $2.50 per share prior to June 30, 1999 and $3.00 per share after June 30, 1999, and expire on June 30, 2000. In connection with this transaction, the Company has agreed to pay a consulting firm a 6% commission on the anticipated $4,000,000 in proceeds, as such proceeds are received, and to issue the consulting firm warrants to acquire 200,000 shares of the Company's common stock at $3.00 per share for a period of two years.

The assets of NexMed (Asia) Limited consist primarily of the Company's China operations and JV.

In conjunction with the sale of NexMed (Asia) Limited, NexMed International and Vergemont would enter into a license agreement for the manufacture and marketing of certain of the Company's products under development. The Company would be paid a royalty on sales and would supply the active ingredient to NexMed (Asia) Limited on a cost plus basis. In addition, the Company's President would continue to consult with Vergemont and serve as its representative in the JV for which the Company would be compensated by Vergemont.

    UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS FOR THE NINE MONTHS
                            ENDED SEPTEMBER 30, 1999

NexMed, Inc.

Condensed Consolidated Balance Sheets


                                                                September 30,
                                                                     1999
                                                                 (UNAUDITED)
ASSETS
Current assets:
         Cash and cash equivalents                             $  7,740,094
         Notes receivable, net of deferred gain                     177,000
         Prepaid expenses and other assets                           84,253
                                                               ------------
                  Total current assets                            8,001,347

         Furniture and equipment, net                               215,222

                  Total assets                                    8,216,569
                                                               ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
         Line of credit                                        $     50,000
         Notes payable                                            2,928,653
         Accounts payable and accrued expenses                    1,317,821
                                                               ------------
                  Total current liabilities                       4,296,474
                                                               ------------
Commitments and contingencies
Stockholders' equity:
         Preferred stock, $.001 par value, 10,000,000
         shares authorized, none issued and outstanding                  --
         Common stock, $.001 par value, 40,000,000
         shares authorized, 14,726,688 issued and
         outstanding, respectively                                   14,727
         Additional paid-in capital                              19,341,935
         Stock subscription receivable                             (208,998)
         Accumulated deficit                                    (15,228,128)
         Cumulative translation adjustments                             559
                                                               ------------
                  Total stockholders' equity                      3,920,095
                                                               ------------
                  Total liabilities and stockholders' equity   $  8,216,569
                                                               ============

See notes to unaudited condensed financial statements

NexMed, Inc.
Condensed Consolidated Statement of Operations (Unaudited)

                                                       For the nine months             For the three months
                                                       ended September 30,             ended September 30,
                                                   -------------------------        -----------------------------
                                                     1999            1998              1999          1998
                                                     ----            ----              ----          ----
Revenue
     Product sales                                $ 1,491,796    $ 4,493,551    $        --    $ 1,754,488
                                                  -----------    -----------    -----------    -----------

Operating expenses
     Cost of product sales                          1,415,002      4,031,921             --      1,610,347
     Selling, general and administrative            1,201,181      1,924,389        245,195        563,405
     Research and development                       1,009,209      1,757,981        330,012        782,896
                                                  -----------    -----------    -----------    -----------
         Total operating expenses                   3,625,392      7,714,291        575,207      2,956,648
                                                  -----------    -----------    -----------    -----------

Loss from operations                               (2,133,596)    (3,220,740)      (575,207)    (1,202,160)

Interest income (expense), net                       (208,028)      (390,292)       (26,283)      (105,913)
                                                  -----------    -----------    -----------    -----------

Loss before minority interest                      (2,341,624)    (3,611,032)      (601,490)    (1,308,073)
Minority interest                                      73,932        131,005             --         25,600
                                                  -----------    -----------    -----------    -----------
     Net loss                                      (2,267,692)    (3,480,027)      (601,490)    (1,282,473)

Other comprehensive loss
     Foreign currency translation
      adjustments                                     (44,843)        12,648             (1)         2,433
                                                  -----------    -----------    -----------    -----------


     Comprehensive loss                           $(2,312,535)   $(3,467,379)   $  (601,491)   $(1,280,040)
                                                  ===========    ===========    ===========    ===========

Basic and diluted loss per share                  $     (0.27)   $     (0.48)   $     (0.07)   $     (0.16)
                                                  -----------    -----------    -----------    -----------

Weighted average common shares outstanding used
for basic and diluted loss per share                8,538,839      7,254,270      8,879,395      8,178,432
                                                  -----------    -----------    -----------    -----------



See notes to unaudited condensed consolidate financtatements.

NexMed, Inc.

Condensed Consolidated Statement of Cash Flow (Unaudited)


                                                                                   For the nine months
                                                                                   Ended September 30,
                                                                                   -------------------
                                                                                  1999              1998
                                                                                  ----              ----
Cash flows from operating activities
     Net loss                                                                  $(2,267,692)   $(3,480,027)
Adjustments to reconcile net loss to net cash from operating activities, net of effects of sale of subsidiary
     Depreciation and amortization                                                  27,575        276,720
     Non-cash compensation expense                                                  14,333         53,966
     Increase in accounts receivable                                                    --       (807,283)
     Decrease (increase) in inventories                                              8,898       (148,366)
     Decrease (increase) in prepaid expenses and other assets                       26,925       (346,265)
     (Decrease) increase in account payable and accrued
             expenses                                                              (40,440)       712,060
                                                                               -----------    -----------
     Net cash used in operating activities                                      (2,230,401)    (3,739,195)
                                                                               -----------    -----------

Cash flow from investing activities
     Capital expenditures                                                          (11,964)      (174,151)
     Proceeds from sale of subsidiary, net                                         343,441
     Advances to Joint Venture                                                          --      1,870,000
                                                                               -----------    -----------
         Net cash used in investing activities                                     331,477     1,695,849
                                                                               -----------    -----------

Cash flow from financing activities
     Issuance of common stock, net of offering costs                             8,026,348      2,711,833
     Issuance of notes payable                                                   1,120,913        348,236
     Net proceeds (repayments) from line of credit                                  50,000     (1,551,398)
     Net (decrease) increase in due to/from related party                          (68,517)     2,385,542
     (Decrease) increase in due to officer                                        (600,500)       347,000
     Repayment of notes payable                                                   (522,770)      (500,000)
                                                                               -----------    -----------
         Net cash from financing activities                                      8,005,474      3,741,213
                                                                               -----------    -----------

Net increase in cash                                                             6,106,550      1,697,867

Effect of foreign exchange on cash                                                 (47,792)            --

Cash, beginning of period                                                        1,681,336        133,189
                                                                               -----------    -----------

Cash, end of period                                                            $ 7,740,094    $ 1,831,056
                                                                               -----------    -----------


See notes to unaudited condensed consolidate financial statements.

                                  NEXMED, INC.
         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.       BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and Article 10-01of Regulation S-B. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for annual financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine months ended September 30, 1999 are not necessarily indicative of the results that may be expected for the year ended December 31, 1999. For further information, refer to the financial statements and notes thereto dated March 19, 1999 included in this prospectus.

2.       SALE OF NEXMED (ASIA) LIMITED

On March 29, 1999, the Company's wholly-owned subsidiary, NexMed International Limited, entered into a stock purchase agreement (the "Purchase Agreement") with Vergemont International Limited, ("Vergemont") for the sale of all the issued and outstanding capital stock of NexMed (Asia) Limited, which became effective on May 17, 1999, for $4,000,000, consisting of $2,000,000 in cash and two promissory notes, each in the amount of $1,000,000, due on November 12, 1999 and June 30, 2000, respectively. In addition, the Company granted warrants to acquire 2,000,000 shares of the Company's common stock. The warrants to purchase shares of the Company's common stock are exercisable at $3.00 per share. In conjunction with this transaction, the Company has agreed to pay a consulting firm a 6% commission on the $4,000,000 in proceeds, as such proceeds are received, and issued the consulting firm warrants to acquire 200,000 shares of the Company's common stock at $3.00 per share for a period of two years. For further information, refer to the Company's Form 8-K filed on June 2, 1999.

At the date of sale, the Company's basis in the assets and liabilities of NexMed Asia was approximately $1,378,000. The Company has estimated the fair value of the warrants issued to the purchaser and the consulting firm to be approximately $372,000 and $73,000, respectively, resulting in a net gain on the transaction of approximately $1,823,000, which has been deferred due to uncertainty regarding the ultimate realization of the two promissory notes issued. The $2,000,000 of promissory notes receivable are shown net of the deferred gain in the condensed consolidated balance sheet.

3.       PRIVATE PLACEMENT

On September 30, 1999, the Company raised $8,507,478 in gross proceeds from a private placement of its securities at $3.00 per unit (the "Unit.) Each Unit consisted of two shares of the Company's common stock and warrants to purchase one share of the Company's stock at $2.25 per share (the "Warrant"). Each Warrant is redeemable by the Company at $.001 per warrant if the closing price per share of the Common Stock should reach $4.00 for fifteen consecutive trading days. As of September 30, 1999, the Company had received $8,298,480 in gross proceeds and the remaining $208,998 was received in early October 1999.

The Company has agreed to file a registration statement on Form S-3 or, if the Company fails to be eligible to file a registration statement on Form S-3, Form S-1 or SB-2, as applicable, with the SEC for the stock that was sold or that is issuable upon exercise of the warrants. In connection with the private placement, the Company paid a commission in cash and warrants to AmeriCal Securities Inc. For further information, refer to the Company's Form 8-K filed on October 8, 1999.

4.       NOTES PAYABLE

In July 1999, the Company and a note holder agreed to roll over the outstanding principal and unpaid interest, in the aggregate principal amount of $143,175, into a new note. The new note bears interest at 15% per annum and is payable, together with accrued but unpaid interest in January 2000.

In August and September 1999, the Company issued a total of $1,010,000 of convertible promissory notes. The notes bear interest at 15% per annum and are due in November and December 1999. The notes are convertible, at the option of the holders, into shares of the Company's common stock at prices ranging from $1.25-$1.50 per share, which was the estimated fair value of the Company's common stock on the date the respective notes were issued.

In August 1999, holders of convertible promissory notes with a principal amount of $310,000 elected to convert their notes into 370,000 shares of the Company's common stock.

5.       SUBSEQUENT EVENTS

In October 1999, the Company repaid two promissory notes in the aggregate principal amount of $395,660.

In November 1999, the Company repaid one promissory note in the aggregate principal and interest amount of $32,603.

In October and November 1999, the Company repaid in cash or in stock, the remaining $720,000 of 6% Notes, which were due on November 15, 1998. The Company solicited the note holders to convert the principal and interest payments, which were in default, to shares of Common Stock at $2.00 per share, which approximated the fair market value of the Company's common stock on such date. A total of $344,199 in principal and interest were converted into 172,100 shares of the Company's common stock.

In November 1999, nine note holders converted notes with an aggregate principal and interest amount of $1,870,000 into 1,133,334 shares of the Company's common stock, at prices ranging from $1.25 to $2.00 per share.

On December 14, 1999, in accordance with the terms of the warrants, the Company issued a notice for redemption of the 2,835,826 warrants, which are exercisable at $2.25 per share, at the par value of the Company's common stock. If the warrant holders do not exercise the warrants by January 14, 2000, the date of redemption, the Company will redeem the warrants at $.001 per share. If all of the warrants are exercised, the Company will receive approximately $6.3 million in gross proceeds.

During December 1999, the market capitalization, as defined in certain option agreements, of the Company exceeded $10,000,000, resulting in the vesting of 130,000 options granted to certain officers and directors to purchase shares of the Company's common stock at an exercise price of $0.25 per share.

In December 1999, the Board of Directors of the Company resolved to make year-end bonus payments in cash and/or in shares of the Company's Common Stock, accordingly: (i) certain employees were granted, pursuant to the Company's Stock Option and Long-Term Incentive Compensation Plan, a total of 6,200 shares of the Company's Common Stock; (ii) certain employees were granted a cash bonus in the total amount of $315,000 and (iii) certain individuals were granted, pursuant to the Company's Recognition and Retention Stock Incentive Plan a total of 5,400 shares of the Company's Common Stock.

--------------------------------------------------------------------------------







                                  NEXMED, INC.

                                10,657,478 SHARES

                                  COMMON STOCK

                                -----------------

                                   PROSPECTUS

                                -----------------




                                DECEMBER __, 1999

--------------------------------------------------------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

              Our officers and directors are indemnified under Nevada law, our Amended and Restated Articles of Incorporation and our By-laws as against certain liabilities. Our Amended and Restated Articles of Incorporation require us to indemnify our directors and officers to the fullest extent permitted from time to time by the laws of the State of Nevada. Our By-laws contain provisions that implement the indemnification provisions of our Amended and Restated Articles of Incorporation.

              Pursuant to Article X of our Amended and Restated Articles of Incorporation and to the extent permitted by the Nevada General Corporation Law, none of our directors or officers shall be personally liable to us or our stockholders for damages for breach of fiduciary duty as a director or officer, except for (1) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (2) the payment of dividends in violation of the applicable statues of Nevada. Pursuant to Article XI of our Amended and Restated Articles of Incorporation, we shall indemnify any and all persons and their respective heirs, administrators, successors, and assignees, who may serve at any time as directors or officers or who at the request of our Board of Directors may serve or, at any time, have served as directors or officers of another corporation in which we at such time owned or may own shares of stock or which we were or may be a creditor, against any and all expenses, including amounts paid upon judgments, counsel fees and amounts paid in settlement (before or after suit is commenced), actually and reasonably incurred by such persons in connection with the defense or settlement of any claim, action, suit or proceeding in which may be asserted against them or any of them, by reason of being or having been directors or officers or a director or officer of us, or such other corporation. However, no director or officer shall be indemnified and held harmless for matters as to which any such director or officer or former director or officer or person shall be adjudged in any action, suit or proceeding to be liable for his own negligence or misconduct in the performance of his duty.

              Pursuant to Section 8.1 of our By-laws, no officer or director shall be personally liable for any obligations arising out of any his or her acts or conduct performed for or on our behalf. We shall indemnify and hold harmless each person and his or her heirs and administrators who shall serve at any time as a director or officer from and against any and all claims, judgments and liabilities to which such persons shall become subject by any reason of his having been a director of officer or by reason of any action alleged to have been taken or omitted to have been taken by him as such director or officer, and shall reimburse each such person for all legal and other expenses reasonably incurred by him in connection with any such claim or liability, including power to defend such person from all suits as provided for under the provisions of the Nevada General Corporation Law; provided, however, that no such person shall be indemnified against, or be reimbursed for, any expense incurred in connection with any claim or liability arising out of his own negligence or willful misconduct. We, our directors, officers, employees and agents shall be fully protected in taking any action or making any payment or in refusing so to do in reliance upon the advice of counsel.

              Section 78.7502 of the Nevada General Corporation Law permits a corporation to indemnify a present or former director, officer, employee or agent of the corporation, or of another entity which such person is or was serving in such capacity at the request of the corporation made a party to any threatened, pending or completed action, suit or proceeding, except by action by or in the right of the corporation, against expenses, including legal expenses, arising by reason of service in such capacity if such person acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to a criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of actions brought by or in the right of corporation, indemnification may be made if the person acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation; provided, however, that no indemnification may be made for any claim, issue or matter as to which such person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

              Section 78.751 of the Nevada General Corporation Law permits any discretionary indemnification under Section 78.502 of the Nevada General Corporation Law, unless ordered by a court or advanced to a director or officer by the corporation in accordance with the Nevada General Corporation Law, authorized by determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made
(1) by the stockholders, (2) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, (3) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion, or (4) if a quorum consisting of directors who were not parties to the actions, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         Estimated expenses to be paid by us, NexMed, Inc., in connection with the issuance and distribution of the securities being registered are as follows:


         Registration Fees                          $   11,616
         Legal Fees and Expenses                        25,000
         Accounting Fees and Expenses                    5,000
         Miscellaneous                                       0
                                                    ----------
         Total                                      $   41,616
                                                    ==========


ITEM 26.          RECENT SALES OF UNREGISTERED SECURITIES.

         In January 1997, we issued a $100,000 promissory note bearing interest at 10% per annum to one noteholder. The note must be repaid by December 31, 1998 and the noteholders may convert the unpaid note into common stock at a conversion price of $2.50 per share. In conjunction with the issuance of the note, we granted the purchaser of such note 7,500 shares of our common stock. We have valued these shares at $15,000 ($2.00 per share).

         In February 1997, we completed a Regulation S offering of 1 million shares of our common stock to four individuals and an offering of 62,500 shares of our common stock to five individuals pursuant to an exemption for registration under the Securities Act provided by Rule 506 of Regulation D promulgated thereunder. The price of our common stock in both offerings was $2.00 per share and the total offering prices were $2 million and $125,000, respectively.

          In February 1997, we issued 13,750 shares of our common stock with a total value of $27,500, or $2.00 per share, to one individual as part of a unit offering including promissory notes, in reliance upon Section 4(2) of the Securities Act.

         In March 1997, we issued 5,000 shares of our common stock pursuant to exercise of one individual's option to purchase our common stock at $.25 per share.

         In November 1997, in conjunction with the issuance of $1.82 million of unsecured subordinated notes, due on November 16, 1998 and bearing interest at six percent, we issued to the noteholders 455,000 warrants to purchase shares of our common stock, exercisable for 12 months at $4.00 per share, in a private placement pursuant to Regulation S. In connection with the placement, we issued 455,000 of such warrants as a commission to the placement agent, China Everbright Investment Agency.

         In December 1997, we issued warrants to purchase 50,000 shares of common stock at $4.00 per share to a consultant. The fair value of our common stock was $2.00 per share at the time of issuance. The warrants have a term of five years and are immediately exercisable.

         In January 1998, we issued 15,000 shares of our common stock upon the exercise of options at a price of $0.25 per share, in reliance upon Section 4(2) of the Securities Act.

         In March and April 1998, we sold 323,500 shares of our common stock, with a total value of $404,375, or $1.25 per share, to seventeen individual investors pursuant to an exemption from registration under the Securities Act provided by Rule 506 of Regulation D promulgated thereunder.

         In April 1998, we issued 51,038 shares of our common stock, at a price of $1.25 per share in exchange for services rendered, pursuant to an exemption from registration under the Securities Act provided by Rule 506 of Regulation D thereunder.

         In April 1998, we issued 100,000 shares of our common stock upon the exercise of options at a price of $0.25 per share, in reliance upon Section 4(2) of the Securities Act.

         In May 1998, we sold 1,360,000 shares of our common stock with a total value o $2,040,000 or $1.50 per share, to twelve investors, pursuant to an exemption from registration under the Securities Act provided by Rule 506 of Regulation D thereunder.

         In June 1998, we issued 95,000 shares of our common stock upon the exercise of options at a price of $0.25 per share, in reliance upon Section 4(2) of the Securities Act.

         In July 1998, we issued 50,000 shares of our common stock upon the exercise of options at a price of $0.25 per share, in reliance upon Section 4(2) of the Securities Act.

         In September 1998, we issued 10,000 shares of our common stock upon the exercise of options at a price of $0.25 per share, in reliance upon Section 4(2) of the Securities Act.

         In September 1998, we sold 106,667 shares of our common stock with a total value of $160,000 or $1.50 per share, to nine investors, pursuant to an exemption from registration under the Securities Act provided by Rule 506 of Regulation D thereunder.

         In October 1998, we issued 10,000 shares of our common stock upon the exercise of options at a price of $0.25 per share, in reliance upon Section 4(2) of the Securities Act.

         In November 1998, we issued 80,000 shares of our common stock with a total value of $100,000, or $1.25 per share, to one individual as part of a unit offering including promissory notes, in reliance upon Section 4(2) of the Securities Act.

         In November 1998, we issued 5,000 shares of our common stock upon the exercise of options at a price of $0.25 per share, in reliance upon Section 4(2) of the Securities Act.

         In December 1998, we issued 40,400 shares of our common stock with a total value of $50,500, or $1.25 per share, to five individuals as part of a unit offering including promissory notes, in reliance upon Section 4(2) of the Securities Act.

         In June 1999, we acquired the remaining 5% minority interest in our subsidiary, New Brunswick Medical, Inc., from one minority stockholder, in exchange for total consideration of approximately $500,000, consisting of 233,333 shares of our common stock, $0.001 par value per share, in reliance upon
Section 4(2) of the Securities Act of 1933 as amended, with an estimated fair value of $350,000, and the forgiveness of a $150,0000 note receivable.

          In June 1999, we issued a total of 50,000 shares of our common stock with a total value of $62,500, to five individuals as part of a unit offering including promissory notes, in reliance upon Section 4(2) of the Securities Act.

         In August 1999, we issued a total of 370,000 shares of common stock, par value $.001 per share, with a total consideration of $310,000, to nine individuals upon conversion of promissory notes issued in July 1999, in reliance upon Section 4(2) of the Securities Act of 1933, as amended.

         In September 1999, we completed an offering of 5,671,652 shares of our common stock at a total offering price of $8,507,478, or $1.50 per share, to 52 individual and institutional investors pursuant to an exemption from registration under the Securities Act of 1933, as amended, provided by Rule 506 of Regulation D. The proceeds of the offering have been and are being used to fund overhead expenses, debt repayment and funding of U.S. clinical studies.

         In November 1999, we issued a total of 752,100 shares of common stock, par value $.001 per share, with a total consideration of $1,504,199 to 13 individuals upon conversion of promissory notes issued in November 1997 and November 1998, in reliance upon Section 4(2) of the Securities Act of 1933, as amended.

         In December 1999, we issued a total of 553,334 shares of common stock, par value $.001 per share, with a total consideration of $710,000 to two individuals upon conversion of promissory notes issued in August 1999 and September 1999, respectively, in reliance upon Section 4(2) of the Securities Act of 1933, as amended.

ITEM 27.    EXHIBITS.

     3.1 Amended and Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 2.1 filed with our Form 10-SB filed with the Securities and Exchange Commission on March 14, 1997).

     3.2 By-laws of the Company (incorporated by reference to Exhibit 2.2 filed with our Form 10-SB filed with the Securities and Exchange Commission on March 14, 1997).

     3.3 Amendment to By-laws of the Company (incorporated by reference to Exhibit 2.3 filed with our Form 10-SB filed with the Securities and Exchange Commission on March 14, 1997).

     4.1   Form of Common Stock Certificate (incorporated by reference to
           Exhibit 3.1 filed with our Form 10-SB filed with the Securities and Exchange Commission on March 14, 1997).

     5.1 Opinion of Pryor Cashman Sherman & Flynn regarding the validity of common stock being registered.


     9.1   Form of Voting Trust Agreement (incorporated by reference to Exhibit
           5.1 filed with our Form 10-SB filed with the Securities and Exchange Commission on March 14, 1997).


     10.1 Technology Acquisition Agreement between us and Odontex, Inc. (incorporated by reference to Exhibit 6.1 filed with our Form 10-SB filed with the Securities and Exchange Commission on March 14, 1997).

     10.2 English Translation of Joint-Venture Agreement between NexMed (Asia) Limited and Zhongshan City Xiaolan Pharmaceuticals Factory (incorporated by reference to Exhibit 10.2 to our Form 8-K filed with the Securities and Exchange Commission on February 23, 1998).

     10.3 The NexMed, Inc. Stock Option and Long-Term Incentive Compensation Plan (incorporated by reference to Exhibit 6.4 filed with our Form 10-SB/A filed with the Securities and Exchange Commission on June 5,
           1997).

     10.4 The NexMed, Inc. Recognition and Retention Stock Incentive Plan (incorporated by reference to Exhibit 6.5 filed with our Form 10-SB/A filed with the Securities and Exchange Commission on June 5, 1997).

     10.5 The NexMed, Inc. Non-Qualified Stock Option Plan (incorporated by reference to Exhibit 6.6 filed with our Form 10-SB/A filed with the Securities and Exchange Commission on June 5, 1997).



     16.1 Letter on Change in Certifying Accountant (incorporated by reference to Exhibit 12.2 to our Form SB/A filed with the Securities and Exchange Commission on May 13, 1997)


     17.1 Subsidiaries (incorporated by reference to Exhibit 12.3 filed with our Form 10-SB filed with the Securities and Exchange Commission on May 13, 1997).

     23.1  Consent of Pryor Cashman Sherman & Flynn LLP (included as part of
           Exhibit 5.1)

     23.2  Consent of PricewaterhouseCoopers LLP

     24.1  Financial Data Schedule

---------------

ITEM 28. UNDERTAKINGS.

     We, the undersigned Registrant, hereby undertake:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     We hereby further undertake that:

     (1) For the purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by us pursuant to Rule 424(b)(1) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement at the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


        In accordance with the requirements of the Securities Act of 1933, as amended, we certify that we have reasonable grounds to believe that we meet all the requirements for filing on Form SB-2 and have duly caused this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on this 27 day of December, 1999.

                                    NEXMED, INC.

                                    By: /s/  Y. JOSEPH MO
                                        ----------------------------------------
                                             Y. Joseph Mo
                                             Chairman of the Board of Directors,
                                             President and C.E.O.

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Y. Joseph Mo or Vivian H. Liu or any one of them, his or her attorneys-in-fact and agents, each with full power of substitution and resubstitution for him or her in any and all capacities, to sign any or all amendments or post-effective amendments to this registration statement or a registration statement prepared in accordance with Rule 462 of the Securities Act of 1933, as amended, and to file the same, with exhibits thereto and other documents in connection herewith or in connection with the registration of the offered securities under the Securities Exchange Act of 1934, as amended, with the Securities and Exchange Commission, granting unto each of such attorneys-in-fact and agents full power to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that each of such attorneys-in-fact and agents or his or her substitutes may do or cause to be done by virtue hereof.

        In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



SIGNATURE                           TITLE                               DATE
---------                           -----                               ----

/S/ Y. JOSEPH MO                    Chairman of the Board of            December 27, 1999
---------------------------         Directors, President and
Y. JOSEPH MO                        C.E.O.


/S/ VIVIAN H. LIU                   Vice President,  Chief              December 27, 1999
------------------                  Financial Officer and
VIVIAN H. LIU                       Secretary


/S/GILBERT S. BANKER                Director                            December 27, 1999
-------------------------
GILBERT S. BANKER






/S/ROBERT W. GRACY                  Director                            December 27, 1999
---------------------------
ROBERT W. GRACY

/S/YU-CHUNG WEI                     Director                            December 27, 1999
---------------------------
YU-CHUNG WEI

/S/JAMES L. YEAGER                  Director and Vice                   December 27, 1999
---------------------------         President
JAMES L. YEAGER


                                  EXHIBIT INDEX



                                                                                      Sequentially
Exhibit                                                                               Numbered
  No.    Description                                                                  Page
  ---    -----------                                                                  ------------
3.4      Amended and Restated Articles of Incorporation of the Company
         (incorporated by reference to Exhibit 2.1 filed with our Form 10-SB filed with the Securities and Exchange Commission on March 14, 1997).

3.5 By-laws of the Company (incorporated by reference to Exhibit 2.2 filed with our Form 10-SB filed with the Securities and Exchange Commission on March 14, 1997).

3.6 Amendment to By-laws of the Company (incorporated by reference to Exhibit 2.3 filed with our Form 10-SB filed with the Securities and Exchange Commission on March 14, 1997).

4.2      Form of Common Stock Certificate (incorporated by reference to Exhibit
         3.1 filed with our Form 10-SB filed with the Securities and Exchange
         Commission on March 14, 1997).

5.1 Opinion of Pryor Cashman Sherman & Flynn regarding the validity of common stock being registered.

9.2      Form of Voting Trust Agreement (incorporated by reference to Exhibit
         5.1 filed with our Form 10-SB filed with the Securities and Exchange
         Commission on March 14, 1997).

10.1     Technology Acquisition Agreement between us and Odontex, Inc.
         (incorporated by reference to Exhibit 6.1 filed with our Form 10-SB filed with the Securities and Exchange Commission on March 14, 1997).

10.2     English Translation of Joint-Venture Agreement between NexMed (Asia)



         Limited and Zhongshan City Xiaolan Pharmaceuticals Factory
         (incorporated by reference to Exhibit 10.2 to our Form 8-K filed with the Securities and Exchange Commission on February 23, 1998).

10.3     The NexMed, Inc. Stock Option and Long-Term Incentive Compensation Plan
         (incorporated by reference to Exhibit 6.4 filed with our Form 10-SB/A filed with the Securities and Exchange Commission on June 5, 1997).

10.4     The NexMed, Inc. Recognition and Retention Stock Incentive Plan
         (incorporated by reference to Exhibit 6.5 filed with our Form 10-SB/A filed with the Securities and Exchange Commission on June 5, 1997).

10.5 The NexMed, Inc. Non-Qualified Stock Option Plan (incorporated by reference to Exhibit 6.6 filed with our Form 10-SB/A filed with the Securities and Exchange Commission on June 5, 1997).

16.1 [Letter on Change in Certifying Accountant (incorporated by reference to Exhibit 12.2 to our Form SB/A filed with the Securities and Exchange
         Commission on May 13, 1997)]

17.1 Subsidiaries (incorporated by reference to Exhibit 12.3 filed with our Form 10-SB filed with the Securities and Exchange Commission on May 13,
         1997).

23.1     Consent of Pryor Cashman Sherman & Flynn LLP (included as part of
         Exhibit 5.1)

23.2     Consent of PricewaterhouseCoopers LLP

27       Financial Data Schedule
